Exhibit 10.1
Execution Copy

EGL, Inc.

$100,000,000 Floating Rate Senior Secured Notes due October 12, 2012

Note Purchase Agreement

Dated as of October 12, 2005

(Not a part of the Agreement)
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Attachments to Note Purchase Agreement:

Schedule A	—	Information Relating to Purchasers

Schedule B	—	Defined Terms

Schedule 5.4	—	Subsidiaries of the Company, Ownership of Subsidiary Stock and Affiliates

Schedule 5.5	—	Financial Statements

Schedule 5.15	—	Existing Debt; Existing Investments; Future Liens

Schedule 10.5	—	Existing Liens

Schedule 10.6	—	Proposed Joint Venture

Schedule 10.8	—	Permitted Disposition

Exhibit 1	—	Form of Floating Rate Senior Note due October 12, 2012

Exhibit 2	—	Form of Subsidiary Guaranty Agreement

Exhibit 3	—	Form of Intercreditor and Collateral Agency Agreement

Exhibit 4.7(a)	—	Form of Opinion of Special Counsel for the Company and the Subsidiary Guarantors

Exhibit 4.7(b)	—	Form of Opinion of the Associate General Counsel to the Company and the Subsidiary Guarantors

Exhibit 4.7(c)	—	Form of Opinion of Special Counsel for the Purchasers
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EGL, Inc.
15350 Vickery Drive
Houston, Texas 77032
Floating Rate Senior Secured Notes due October 12, 2012
Dated as of October 12, 2005
To the Purchasers listed in
the attached Schedule A:
Ladies and Gentlemen:
     EGL, Inc., a Texas corporation (the “Company”), agrees with the purchasers listed in the attached Schedule A (each, a “Purchaser” and, collectively, the “Purchasers”) as follows:
SECTION 1. Authorization of Notes.
     Section 1.1 Authorization of Notes. The Company will authorize the issue and sale of $100,000,000 aggregate principal amount of its Floating Rate Senior Secured Notes due October 12, 2012 (the “Notes”). As used herein, the term “Notes” shall mean all notes originally delivered pursuant to this Agreement and any such notes issued in substitution therefor pursuant to Section 13 of this Agreement. The Notes shall be substantially in the form set out in Exhibit 1 with such changes therefrom, if any, as may be approved by the Purchasers and the Company. Certain capitalized terms used in this Agreement are defined in Schedule B; and references to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement.
     Section 1.2 Provisions Relating to the Notes.
     (a) The Notes shall bear interest (computed on the basis of a 360-day year and the actual number of days elapsed and, as to each Interest Period or other period during which interest accrues, from and including the first day thereof to but excluding the last day thereof) on the unpaid principal thereof from the date of issuance at a floating rate equal to the Adjusted LIBOR Rate for the Interest Period in effect from time to time, payable quarterly in arrears on each Interest Payment Date and, to the extent permitted by applicable law, interest on any overdue payment of interest and, during the continuance of an Event of Default, on the unpaid principal thereof and on any overdue payment of Prepayment Premium and on any overdue payment of Breakage Amount at the Default Rate, until such overdue amounts shall have been paid or such Event of Default shall no longer exist.
     (b) The Adjusted LIBOR Rate shall be determined by the Company, and notice thereof shall be given to the holders of Notes, within five Business Days after the beginning of each Interest Period, together with a copy of the relevant screen used for the determination of LIBOR, a calculation of the Adjusted LIBOR Rate for such Interest

Period, the number of days in such Interest Period, the Interest Payment Date for such Interest Period and the amount of interest to be paid to each holder of Notes on such Interest Payment Date. In the event that the Required Holders do not concur with such determination by the Company, as evidenced by a single written notice to the Company given by the Required Holders within 10 Business Days after receipt by such holders of the notice delivered by the Company pursuant to the immediately preceding sentence, the determination of the Adjusted LIBOR Rate shall be made by the Required Holders, and any such determination made in accordance with the provisions of this Agreement, shall be conclusive and binding absent manifest error.
SECTION 2. Sale and Purchase of Notes; Guaranty Agreement; Security.
     Section 2.1 Sale and Purchase of Notes. Subject to the terms and conditions of this Agreement, the Company will issue and sell to each Purchaser and each Purchaser will purchase from the Company, at the Closing provided for in Section 3, Notes in the principal amount specified opposite such Purchaser’s name in Schedule A at the purchase price of 100% of the principal amount thereof. Each Purchaser’s obligations hereunder are several and not joint and no Purchaser shall have any liability to any Person for the performance or non-performance of any obligation by any other Purchaser hereunder.
     Section 2.2 Guaranty Agreement. The obligations of the Company hereunder, under the Notes and under each Security Document to which it is a party are absolutely, unconditionally and irrevocably guaranteed by each Subsidiary party to the Subsidiary Guaranty Agreement and each other Subsidiary from time to time required to guaranty such obligations pursuant to Section 9.9 (each, a “Subsidiary Guarantor” and, collectively, the “Subsidiary Guarantors”), pursuant to that certain Subsidiary Guaranty Agreement dated as of even date herewith (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Subsidiary Guaranty Agreement”) substantially in the form of Exhibit 2.
     Section 2.3 Security for the Notes. To secure the full and complete payment and performance of the obligations of the Company hereunder and under the Notes and of each Subsidiary Guarantor under the Subsidiary Guaranty Agreement, the Company and the Subsidiary Guarantors will enter into the Security Documents.
SECTION 3. Closing.
     The sale and purchase of the Notes to be purchased by each Purchaser shall occur at the offices of Schiff Hardin LLP, 623 Fifth Avenue, 28th Floor, New York, New York 10022, at 11:00 a.m., New York, New York time, at a closing (the “Closing”) on October 12, 2005 or on such other Business Day thereafter on or prior to October 19, 2005 as may be agreed upon by the Company and the Purchasers. At the Closing, the Company will deliver to each Purchaser the Notes to be purchased by such Purchaser in the form of a single Note (or such greater number of Notes in denominations of at least $100,000 as such Purchaser may request) dated the date of the Closing and registered in such Purchaser’s name (or in the name of its nominee), against delivery by such Purchaser to the Company or its order of immediately available funds in the amount of the purchase price therefor by wire transfer of immediately available funds for the account of the Company. If at the Closing the Company shall fail to tender such Notes to any Purchaser as provided above in this Section 3, or any of the conditions specified in Section 4 shall not have been fulfilled to such Purchaser’s satisfaction, such Purchaser shall, at its election, be relieved of all further obligations under this Agreement, without thereby waiving any rights such Purchaser may have by reason of such failure or such nonfulfillment.
SECTION 4. Conditions to Closing.
     Each Purchaser’s obligation to purchase and pay for the Notes to be sold to such Purchaser at the Closing is subject to the fulfillment to such Purchaser’s satisfaction, prior to or at the Closing, of the following conditions:
     Section 4.1 Representations and Warranties.
     (a) Representations and Warranties of the Company. The representations and warranties of the Company in this Agreement and in each Security Document to which it is a party shall be correct when made and at the time of the Closing.
     (b) Representations and Warranties of the Subsidiary Guarantors. The representations and warranties of each Subsidiary Guarantor in the Subsidiary Guaranty Agreement and in each Security Document to which such Subsidiary Guarantor is a party shall be correct when made and at the time of the Closing.
     Section 4.2 Performance; No Default. The Company and each Subsidiary Guarantor shall have performed and complied with all agreements and conditions contained in this Agreement (in the case of the Company), the Subsidiary Guaranty Agreement (in the case of the Subsidiary Guarantors), and each Security Document to which such Person is a party required to be performed or complied with by such Person prior to or at the Closing, and after giving effect to the issue and sale of the Notes (and the application of the proceeds thereof as contemplated by Section 5.14), no Default or Event of Default shall have occurred and be continuing. Neither the Company nor any Subsidiary shall have entered into any transaction since the date of the Memorandum that would have been prohibited by Section 10 had such Section applied since such date.
     Section 4.3 Compliance Certificates.
     (a) Officer’s Certificate of the Company. The Company shall have delivered to such Purchaser an Officer’s Certificate of the Company, dated the date of the Closing, certifying that the conditions specified in Sections 4.1, 4.2 and 4.12 have been fulfilled.
     (b) Officer’s Certificate of the Subsidiary Guarantors. Each Subsidiary Guarantor shall have delivered to such Purchaser an Officer’s Certificate of such Subsidiary Guarantor, dated the date of the Closing, certifying that the conditions specified in Sections 4.1(b), 4.2 and 4.12 have been fulfilled.
     (c) Secretary’s Certificate of the Company. The Company shall have delivered to such Purchaser a certificate of its Secretary or Assistant Secretary, dated the date of the Closing, certifying as to the resolutions attached thereto and other corporate proceedings relating to the authorization, execution and delivery of this Agreement, the Notes and each Security Document to which it is a party.
     (d) Secretary’s Certificate of the Subsidiary Guarantors. Each Subsidiary Guarantor shall have delivered to such Purchaser a certificate of its Secretary or an Assistant Secretary, dated the date of the Closing, certifying as to the resolutions attached thereto and other corporate, limited partnership or limited liability company proceedings relating to the authorization, execution and delivery of the Subsidiary Guaranty Agreement and each Security Document to which such Subsidiary Guarantor is a party.
     Section 4.4 Guaranty Agreement. The Subsidiary Guaranty Agreement shall have been duly authorized, executed and delivered by each Subsidiary Guarantor and shall be in full force and effect and such Purchaser shall have received a duly executed copy thereof.
     Section 4.5 Security Documents. Each Security Document shall have been duly authorized, executed and delivered by the parties thereto and shall be in full force and effect and such Purchaser shall have received a duly executed copy thereof. The Company and the Subsidiary Guarantors shall have delivered the certificates representing the issued and outstanding stock, equity, partnership interests or other investment securities pledged under the Security Documents and instruments of assignment executed in blank to the Collateral Agent.
     Section 4.6 Intercreditor Agreement. Each Bank Lender, Banc of America Mezzanine Capital LLC, as bridge lender, and the Collateral Agent shall have executed and delivered, and the Company and the Subsidiary Guarantors shall have acknowledged, that certain Intercreditor and Collateral Agency Agreement dated as of September 30, 2005 (as the same may be amended, supplemented, replaced, restated or otherwise modified from time to time, the “Intercreditor Agreement”) substantially in the form of Exhibit 3 and each Purchaser shall have executed an ICAA Supplement (as defined in the Intercreditor Agreement).
     Section 4.7 Opinions of Counsel. Such Purchaser shall have received opinions in form and substance satisfactory to such Purchaser, dated the date of the Closing (a) from Baker Botts L.L.P., special counsel for the Company and the Subsidiary Guarantors, covering the matters set forth in Exhibit 4.7(a) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or special counsel to the Purchasers may reasonably request (and the Company hereby instruct its counsel to deliver such opinion to such Purchaser), (b) from Marta H. Johnson, Associate General Counsel to the Company and the Subsidiary Guarantors, covering the matters set forth in Exhibit 4.7(b) and covering such other matters incident to the transactions contemplated hereby as such Purchaser or special counsel to the Purchasers may reasonably request and (c) from Schiff Hardin LLP, special counsel to the Purchasers in connection with such transactions, substantially in the form set forth in Exhibit 4.7(c) and covering such other matters incident to such transactions as such Purchaser may reasonably request.
     Section 4.8 Purchase Permitted by Applicable Law, Etc. On the date of the Closing, such Purchaser’s purchase of Notes shall (a) be permitted by the laws and regulations of each jurisdiction to which such Purchaser is subject, without recourse to provisions (such as Section 1405(a)(8) of the New York Insurance Law) permitting limited investments by insurance companies without restriction as to the character of the particular investment, (b) not violate any applicable law or regulation (including, without limitation, Regulation T, U or X of the Board of Governors of the Federal Reserve System) and (c) not subject such Purchaser to any tax, penalty or liability under or pursuant to any applicable law or regulation. If requested by any Purchaser, such Purchaser shall have received an Officer’s Certificate from the Company certifying as to such matters of fact as such Purchaser may reasonably specify to enable such Purchaser to determine whether such purchase is so permitted.
     Section 4.9 Sale of Other Notes. Contemporaneously with the Closing, the Company shall sell to each other Purchaser and each other Purchaser shall purchase the Notes to be purchased by it at the Closing as specified in Schedule A.
     Section 4.10 Payment of Special Counsel Fees. Without limiting the provisions of Section 15.1, the Company shall have paid on or before the Closing the reasonable fees, reasonable charges and reasonable disbursements of special counsel to the Purchasers referred to in Section 4.7(c) to the extent reflected in a statement of such counsel rendered to the Company at least one Business Day prior to the Closing.
     Section 4.11 Private Placement Number. A Private Placement Number issued by Standard & Poor’s CUSIP Service Bureau (in cooperation with the SVO) shall have been obtained for the Notes.
     Section 4.12 Changes in Corporate Structure. Neither the Company nor any Subsidiary Guarantor shall have changed its jurisdiction of organization or been a party to any merger or consolidation or succeeded to all or any substantial part of the liabilities of any other entity, at any time following the date of the most recent financial statements referred to in Schedule 5.5.
     Section 4.13 Funding Instructions. At least three Business Days prior to the date of the Closing, each Purchaser shall have received written instructions signed by a Responsible Officer of the Company on letterhead of the Company directing the manner of the payment of funds and setting forth (a) the name and address of the transferee bank, (b) such transferee bank’s ABA number, (c) the account name and number into which the purchase price for the Notes is to be deposited and (d) the name and telephone number of the account representative responsible for verifying receipt of such funds.
     Section 4.14 Proceedings and Documents. All corporate and other proceedings in connection with the transactions contemplated by this Agreement and all documents and instruments incident to such transactions shall be satisfactory to such Purchaser and special counsel to the Purchasers, and such Purchaser and special counsel to the Purchasers shall have received all such counterpart originals or certified or other copies of such documents as such Purchaser or special counsel to the Purchasers may reasonably request.
SECTION 5. Representations and Warranties of the Company.
     The Company represents and warrants to each Purchaser that:
     Section 5.1 Organization; Power and Authority. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, and is duly qualified as a foreign corporation and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. The Company has the corporate power and corporate authority to own or hold under lease the properties it purports to own or hold under lease, to transact the business it transacts and proposes to transact, to execute and deliver this Agreement, the Notes and each Security Document to which it is a party and to perform the provisions hereof and thereof.
     Section 5.2 Authorization, Etc.
     (a) This Agreement, the Notes and each Security Document to which the Company is a party have been duly authorized by all necessary corporate action on the part of the Company, and this Agreement and each Security Document to which the Company is a party constitute, and upon execution and delivery thereof the Notes will constitute, the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by (a) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (b) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     (b) The Subsidiary Guaranty Agreement and each Security Document to which a Subsidiary Guarantor is a party have been duly authorized by all necessary corporate, limited partnership or limited liability company action on the part of each Subsidiary Guarantor party thereto and the Subsidiary Guaranty Agreement and each Security Document to which a Subsidiary Guarantor is a party constitute the legal, valid and binding obligations of each Subsidiary Guarantor party thereto enforceable against each such Subsidiary Guarantor in accordance with their respective terms, except as such enforceability may be limited by (1) applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting the enforcement of creditors’ rights generally and (2) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).
     Section 5.3 Disclosure. The Company, through its agent, Banc of America Securities LLC, has delivered to each Purchaser a copy of a Private Placement Memorandum, dated September 2005 (the “Memorandum”), relating to the transactions contemplated hereby. The Memorandum fairly describes, in all material respects, the general nature of the business and principal properties of the Company and its Subsidiaries. This Agreement, the Subsidiary Guaranty Agreement, the Security Documents, the Memorandum, the documents, certificates or other writings, other than financial projections, and the financial statements listed in Schedule 5.5, in each case, delivered to the Purchasers prior to September 22, 2005 by or on behalf of the Company (this Agreement, the Subsidiary Guaranty Agreement, the Security Documents, the Memorandum and such documents, certificates or other writings and such financial statements being referred to, collectively, as the “Disclosure Documents”), taken as a whole, do not contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein not misleading in light of the circumstances under which they were made. All financial projections concerning the Company and its Subsidiaries that have been made available to the Purchasers by or on behalf of the Company have been prepared in good faith based upon assumptions believed by the preparer to be reasonable at the time made. Except as disclosed in the Disclosure Documents, since December 31, 2004, there has been no change in the financial condition, operations, business or properties of the Company or any Restricted Subsidiary except changes that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There is no fact known to the Company that would reasonably be expected to have a Material Adverse Effect that has not been set forth herein or in the Disclosure Documents.
     Section 5.4 Organization and Ownership of Shares of Subsidiaries; Affiliates.
     (a) Schedule 5.4 contains (except as noted therein) complete and correct lists (1) of the Company’s Restricted and Unrestricted Subsidiaries, showing, as to each Subsidiary, the correct name thereof, the jurisdiction of its organization, and the percentage of shares of each class of its capital stock or similar equity interests outstanding owned by the Company and each other Subsidiary, (2) of the Company’s Affiliates, other than Subsidiaries and (3) of the Company’s and each Subsidiary Guarantor’s directors and senior officers.
     (b) All of the outstanding shares of capital stock or similar equity interests of each Subsidiary shown in Schedule 5.4 as being owned by the Company or any Subsidiary have been validly issued, are fully paid and nonassessable and are owned by the Company or such Subsidiary free and clear of any Lien (except for the Liens contemplated by the Security Documents and as otherwise disclosed in Schedule 5.4).
     (c) Each Subsidiary identified in Schedule 5.4 is a corporation, limited partnership or limited liability company duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign corporation, foreign limited partnership or foreign limited liability company and is in good standing in each jurisdiction in which such qualification is required by law, other than those jurisdictions as to which the failure to be so qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. Each such Subsidiary has the corporate, limited partnership or limited liability company power and authority to own or hold under lease the properties it purports to own or hold under lease and to transact the business it transacts and proposes to transact and, in the case of each Subsidiary Guarantor, to execute and deliver the Subsidiary Guaranty Agreement and each Security Document to which it is a party and to perform the provisions thereof.
     (d) No Restricted Subsidiary is a party to, or otherwise subject to any legal, regulatory, contractual or other restriction (other than this Agreement, the Bank Credit Agreement, the Security Documents, the agreements listed on Schedule 5.4 and customary limitations imposed by corporate law or similar statutes) restricting the ability of such Restricted Subsidiary to pay dividends out of profits or make any other similar distributions of profits to the Company or any Subsidiary that owns outstanding shares of capital stock or similar equity interests of such Restricted Subsidiary.

     Section 5.5 Financial Statements; Material Liabilities. The Company has delivered to each Purchaser copies of the consolidated financial statements of the Company listed on Schedule 5.5. All of said financial statements (including in each case the related schedules and notes) fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as of the respective dates specified in such Schedule and the consolidated results of their operations and cash flows for the respective periods so specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved except as set forth in the notes thereto (subject, in the case of any interim financial statements, to normal year-end adjustments). The Company and its Restricted Subsidiaries do not have any Material liabilities that are not disclosed on such financial statements or otherwise disclosed in the Disclosure Documents.
     Section 5.6 Compliance with Laws, Other Instruments, Etc. The execution, delivery and performance by the Company of this Agreement, the Notes and the Security Documents to which it is a party and the execution, delivery and performance by each Subsidiary Guarantor of the Subsidiary Guaranty Agreement and the Security Documents to which it is a party will not (a) contravene, result in any breach of, or constitute a default under, or result in the creation of any Lien (other than the Liens contemplated by the Security Documents) in respect of any property of the Company or any Restricted Subsidiary under, any indenture, mortgage, deed of trust, loan, purchase or credit agreement, lease, corporate charter or by-laws, or any other agreement or instrument to which the Company or any Restricted Subsidiary is bound or by which the Company or any Restricted Subsidiary or any of their respective properties may be bound or affected, (b) conflict with or result in a breach of any of the terms, conditions or provisions of any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority applicable to the Company or any Restricted Subsidiary or (c) violate any provision of any statute or other rule or regulation of any Governmental Authority applicable to the Company or any Restricted Subsidiary.
     Section 5.7 Governmental Authorizations, Etc. No consent, approval or authorization of, or registration, filing or declaration with, any Governmental Authority is required in connection with the execution, delivery or performance by (a) the Company of this Agreement, the Notes or any Security Document to which it is a party or (b) any Subsidiary Guarantor of the Subsidiary Guaranty Agreement or any Security Document to which it is a party.
     Section 5.8 Litigation; Observance of Agreements, Statutes and Orders.
     (a) There are no actions, suits, investigations or proceedings pending or, to the knowledge of the Company, threatened against or affecting the Company or any Restricted Subsidiary or any property of the Company or any Restricted Subsidiary in any court or before any arbitrator of any kind or before or by any Governmental Authority that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
     (b) Neither the Company nor any Restricted Subsidiary is in default under any term of any agreement or instrument to which it is a party or by which it is bound, or any order, judgment, decree or ruling of any court, arbitrator or Governmental Authority or is in violation of any applicable law, ordinance, rule or regulation (including, without limitation, Environmental Laws or the USA Patriot Act) of any Governmental Authority, which default or violation, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.
     Section 5.9 Taxes. The Company and its Subsidiaries have filed all tax returns that are required to have been filed in any jurisdiction, and have paid all taxes shown to be due and payable on such returns and all other taxes and assessments levied upon them or their properties, assets, income or franchises, to the extent such taxes and assessments have become due and payable and before they have become delinquent, except for any taxes and assessments (a) the amount of which is not, individually or in the aggregate, Material or (b) the amount, applicability or validity of which is currently being contested in good faith by appropriate proceedings and with respect to which the Company or a Subsidiary, as the case may be, has established adequate reserves in accordance with GAAP. The Company does not know of any basis for any other tax or assessment that would reasonably be expected to have a Material Adverse Effect. The charges, accruals and reserves on the books of the Company and its Subsidiaries in respect of federal, state or other taxes for all fiscal periods are adequate. The federal income tax liabilities of the Company and its Subsidiaries have been finally determined (whether by reason of completed audits or the statute of limitations having run) for all fiscal years up to and including the fiscal year ended December 31, 1999.
     Section 5.10 Title to Property; Leases. The Company and its Restricted Subsidiaries have good and sufficient title to their respective properties that, individually or in the aggregate, are Material, including all such properties reflected in the most recent audited balance sheet referred to in Section 5.5 or purported to have been acquired by the Company or any Restricted Subsidiary after said date (except as sold or otherwise disposed of in the ordinary course of business), in each case free and clear of Liens prohibited by this Agreement or the Security Documents. All leases that, individually or in the aggregate, are Material are valid and subsisting and are in full force and effect in all material respects.
     Section 5.11 Licenses, Permits, Etc.
     (a) The Company and its Restricted Subsidiaries own or possess all licenses, permits, franchises, authorizations, patents, copyrights, proprietary software, service marks, trademarks, trade names and domain names or rights thereto, that, individually or in the aggregate, are Material, without known conflict with the rights of others.
     (b) To the best knowledge of the Company, no product of the Company or any Restricted Subsidiary infringes in any material respect any license, permit, franchise, authorization, patent, copyright, proprietary software, service mark, trademark, trade name, domain name or other right owned by any other Person.
     (c) To the best knowledge of the Company, there is no Material violation by any Person of any right of the Company or any Restricted Subsidiary with respect to any patent, copyright, proprietary software, service mark, trademark, trade name, domain name or other right owned or used by the Company or any Restricted Subsidiary.

     Section 5.12 Compliance with ERISA.
     (a) The Company and each ERISA Affiliate have operated and administered each Plan in compliance with all applicable laws except for such instances of noncompliance as have not resulted in and would not reasonably be expected to result in a Material Adverse Effect. Neither the Company nor any ERISA Affiliate has incurred any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans (as defined in Section 3 of ERISA), and no event, transaction or condition has occurred or exists that would reasonably be expected to result in the incurrence of any such liability by the Company or any ERISA Affiliate, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate, in either case pursuant to Title I or IV of ERISA or to such penalty or excise tax provisions or to Section 401(a)(29) or 412 of the Code or Section 4068 of ERISA, other than such liabilities or Liens as would not be, individually or in the aggregate, Material.
     (b) The present value of the aggregate benefit liabilities under each of the Pension Plans (other than Multi-employer Plans), determined as of the end of such Pension Plan’s most recently ended plan year on the basis of the actuarial assumptions specified for funding purposes in such Pension Plan’s most recent actuarial valuation report, did not exceed the aggregate current value of the assets of such Pension Plan allocable to such benefit liabilities. The term “benefit liabilities” has the meaning specified in Section 4001 of ERISA and the terms “current value” and “present value” have the meanings specified in Section 3 of ERISA.
     (c) The Company and its ERISA Affiliates have not incurred withdrawal liabilities (and are not subject to contingent withdrawal liabilities) under Section 4201 or 4204 of ERISA in respect of Multi-employer Plans that, individually or in the aggregate, are Material.
     (d) The expected postretirement benefit obligation (determined as of the last day of the Company’s most recently ended fiscal year in accordance with Financial Accounting Standards Board Statement No. 106, without regard to liabilities attributable to continuation coverage mandated by Section 4980B of the Code) of the Company and its Subsidiaries is not Material.
     (e) The execution and delivery of this Agreement and the issuance and sale of the Notes hereunder will not involve any transaction that is subject to the prohibitions of Section 406 of ERISA or in connection with which a tax could be imposed pursuant to Section 4975(c)(1)(A)-(D) of the Code. The representation by the Company to each Purchaser in the first sentence of this Section 5.12(e) is made in reliance upon and subject to the accuracy of such Purchaser’s representation in Section 6.3 as to the sources of the funds used to pay the purchase price of the Notes to be purchased by such Purchaser.
     Section 5.13 Private Offering by the Company. Neither the Company nor anyone acting on its behalf has offered the Notes, the Subsidiary Guaranty Agreement or any similar securities for sale to, or solicited any offer to buy any of the same from, or otherwise approached or negotiated in respect thereof with, any Person other than the Purchasers and not more than 58 other Institutional Investors of the type described in clause (c) of the definition thereof, each of which has been offered the Notes and the Subsidiary Guaranty Agreement at a private sale for investment. Neither the Company nor anyone acting on its behalf has taken, or will take, any action that would subject the issuance or sale of the Notes or the execution and delivery of the Subsidiary Guaranty Agreement to the registration requirements of Section 5 of the Securities Act or to the registration requirements of any securities or blue sky laws of any applicable jurisdiction. When the Notes and the Subsidiary Guaranty Agreement are issued and delivered pursuant to or in connection with this Agreement, neither the Notes nor the Subsidiary Guaranty Agreement will be of the same class (within the meaning of Rule 144A under the Securities Act) as securities which are listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealer quotation system. Neither the Company nor any Subsidiary nor any Person acting on its or their behalf has offered or sold the Notes or the Subsidiary Guaranty Agreement by means of any general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act. Within the preceding six months, neither the Company nor any Subsidiary nor any Person acting on its or their behalf has offered or sold to any Person any Notes or the Subsidiary Guaranty Agreement, or any securities of the Company or any Subsidiary of the same or a similar class as the Notes or the Subsidiary Guaranty Agreement, other than the Notes offered or sold to the Purchasers hereunder and the Subsidiary Guaranty Agreement in connection herewith, and the Company and each Subsidiary will take reasonable precautions designed to insure that any offer or sale, direct or indirect, of any substantially similar security issued by the Company or any Subsidiary, within six months subsequent to the date on which the issuance and sale of the Notes and the Subsidiary Guaranty Agreement has been completed, is made under restrictions and other circumstances reasonably designed not to affect the status of the offer and sale of the Notes and Subsidiary Guaranty Agreement contemplated by this Agreement as transactions exempt from the registration provisions of the Securities Act.
     Section 5.14 Use of Proceeds; Margin Regulations. The Company will apply the proceeds of the sale of the Notes to repay Debt outstanding under that certain Bridge Term Loan Credit Agreement dated as of September 30, 2005 by and between the Company and Banc of America Mezzanine Capital, LLC. No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for the purpose of buying or carrying or trading in any securities under such circumstances as to involve any Purchaser in a violation of Regulation U of the Board of Governors of the Federal Reserve System (12 CFR 221) or Regulation X of said Board (12 CFR 224) or to involve any broker or dealer in a violation of Regulation T of said Board (12 CFR 220). Margin stock does not constitute more than 25% of the value of the consolidated assets of the Company and its Subsidiaries and the Company has no present intention that margin stock will constitute more than 25% of the value of such assets. As used in this Section, the terms “margin stock” and “purpose of buying or carrying” shall have the meanings assigned to them in said Regulation U.
Section 5.15 Existing Debt; Existing Investments; Future Liens.
     (a) Except as described therein, Schedule 5.15 sets forth a complete and correct list of all outstanding Debt of the Company and its Restricted Subsidiaries as of August 31, 2005 (including a description of the obligors and obligees, principal amount outstanding and collateral therefor, if any, and Guaranty thereof, if any), since which date there has been no Material change in the amounts, interest rates, sinking funds, installment payments or maturities of the Debt of the Company or any Restricted Subsidiary. Neither the Company nor any Restricted Subsidiary is in default and no waiver of default is currently in effect, in the payment of any principal or interest on any Debt of the Company or any Restricted Subsidiary and no event or condition exists with respect to any Debt of the Company or any Restricted Subsidiary that would permit (or that with notice or the lapse of time, or both, would permit) one or more Persons to cause such Debt to become due and payable before its stated maturity or before its regularly scheduled dates of payment.
     (b) Schedule 5.15 sets forth a complete and correct list of all outstanding Investments of the Company and the Restricted Subsidiaries as of August 31, 2005 since which date there has been no Material change in the market value of such Investments.
     (c) Except as disclosed in Schedule 5.15, neither the Company nor any Restricted Subsidiary has agreed or consented to cause or permit in the future (upon the happening of a contingency or otherwise) any of its property, whether now owned or hereafter acquired, to be subject to a Lien not permitted by Section 10.4.
     (d) Neither the Company nor any Subsidiary is a party to, or otherwise subject to any provision contained in, any instrument evidencing Debt of the Company or such Subsidiary, any agreement relating thereto or any other agreement (including, but not limited to, its charter or other organizational document) which limits the amount of, or otherwise imposes restrictions on the incurring of, Debt of the Company or any Subsidiary Guarantor, except as specifically indicated in Schedule 5.15.
     Section 5.16 Foreign Assets Control Regulations, Etc.
     (a) Neither the sale of the Notes by the Company hereunder nor its use of the proceeds thereof will violate the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto.
     (b) Neither the Company nor any Subsidiary (1) is a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (2) to the best of the Company’s knowledge after reasonable investigation, engages in any dealings or transactions with any such Person. The Company and its Subsidiaries are in compliance, in all material respects, with the USA Patriot Act.
     (c) No part of the proceeds from the sale of the Notes hereunder will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended, assuming in all cases that such Act applies to the Company.
     Section 5.17 Status under Certain Statutes. Neither the Company nor any Restricted Subsidiary is subject to regulation under the Investment Company Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, the ICC Termination Act of 1995, as amended, or the Federal Power Act, as amended.
     Section 5.18 Environmental Matters.
     (a) Neither the Company nor any Restricted Subsidiary has knowledge of any claim or has received any notice of any claim, and no proceeding has been instituted raising any claim against the Company or any Restricted Subsidiary or any of their respective real properties now or formerly owned, leased or operated by any of them or other assets, alleging any damage to the environment or violation of any Environmental Laws, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.
     (b) Neither the Company nor any Restricted Subsidiary has knowledge of any facts which would give rise to any claim, public or private, of violation of Environmental Laws or damage to the environment emanating from, occurring on or in any way related to real properties now or formerly owned, leased or operated by any of them or to other assets or their use, except, in each case, such as would not reasonably be expected to result in a Material Adverse Effect.
     (c) Neither the Company nor any Restricted Subsidiary has stored any Hazardous Materials on real properties now or formerly owned, leased or operated by any of them or has disposed of any Hazardous Materials in a manner contrary to any Environmental Laws in each case in any manner that would reasonably be expected to result in a Material Adverse Effect.
     (d) All buildings on all real properties now owned, leased or operated by the Company or any Restricted Subsidiary are in compliance with applicable Environmental Laws, except where failure to comply would not reasonably be expected to result in a Material Adverse Effect.
     Section 5.19 Security Documents. The Security Documents are effective to create in favor of the Collateral Agent, for the benefit of the Creditors (as defined in the Intercreditor Agreement), a legal, valid and enforceable Lien on and in the Collateral, and such Liens constitute fully perfected Liens on and in all right, title and interest of the grantors thereunder in such Collateral, in each case prior and superior in right to any other Person, as security for payment of the Senior Secured Obligations.

     Section 5.20 Notes Rank Pari Passu.
     (a) The obligations of the Company under this Agreement and the Notes rank at least pari passu in right of payment with all obligations (actual or contingent) of the Company under the Bank Credit Agreement.
     (b) The obligations of each Subsidiary Guarantor under the Subsidiary Guaranty Agreement rank at least pari passu in right of payment will all obligations (actual or contingent) of the Subsidiary Guarantors under their guaranties in respect of the Bank Credit Agreement.
SECTION 6. Representations of the Purchasers.
     Section 6.1 Purchase for Investment.
     (a) Each Purchaser severally represents that it is purchasing the Notes for its own account or for one or more separate accounts maintained by such Purchaser or for the account of one or more pension or trust funds and not with a view to the distribution thereof, other than any Notes purchased by Banc of America Securities LLC on the date of the Closing which are intended to be resold to a Qualified Institutional Buyer pursuant to Rule 144A under the Securities Act (such Notes, the “144A Notes”), provided that the disposition of such Purchaser’s or such pension’s or trust fund’s property shall at all times be within such Purchaser’s or such pension’s or trust fund’s control. Each Purchaser understands that the Notes have not been registered under the Securities Act and may be resold only if registered pursuant to the provisions of the Securities Act or if an exemption from registration is available, except under circumstances where neither such registration nor such an exemption is required by law, and that the Company is not required to register the Notes.
     (b) Banc of America Securities LLC represents and warrants to, and agrees with, the Company that it will offer and sell the 144A Notes only to Persons that it reasonably believes are Qualified Institutional Buyers in transactions meeting the requirements of Rule 144A under the Securities Act and that it will not offer or sell the 144A Notes by any form of general solicitation or general advertising, including, without limitation, the methods described in Rule 502(c) under the Securities Act.
     Section 6.2 Accredited Investor. Each Purchaser represents that it is an “accredited investor” (as defined in Rule 501(a)(1), (2), (3) or (7) of Regulation D under the Securities Act acting for its own account (and not for the account of others) or as a fiduciary or agent for others (which others are also “accredited investors”). Each Purchaser further represents that such Purchaser has had the opportunity to ask questions of the Company and received answers concerning the terms and conditions of the sale of the Notes.
     Section 6.3 Source of Funds. Each Purchaser severally represents that at least one of the following statements is an accurate representation as to each source of funds (a “Source”) to be used by such Purchaser to pay the purchase price of the Notes to be purchased by such Purchaser hereunder:

     (a) the Source is an “insurance company general account” (as the term is defined in the United States Department of Labor’s Prohibited Transaction Exemption (“PTE”) 95-60) in respect of which the reserves and liabilities (as defined by the annual statement for life insurance companies approved by the NAIC (the “NAIC Annual Statement”)) for the general account contract(s) held by or on behalf of any employee benefit plan together with the amount of the reserves and liabilities for the general account contract(s) held by or on behalf of any other employee benefit plans maintained by the same employer (or affiliate thereof as defined in PTE 95-60) or by the same employee organization in the general account do not exceed 10% of the total reserves and liabilities of the general account (exclusive of separate account liabilities) plus surplus as set forth in the NAIC Annual Statement filed with such Purchaser’s state of domicile; or
     (b) the Source is a separate account that is maintained solely in connection with such Purchaser’s fixed contractual obligations under which the amounts payable, or credited, to any employee benefit plan (or its related trust) that has any interest in such separate account (or to any participant or beneficiary of such plan (including any annuitant)) are not affected in any manner by the investment performance of the separate account; or
     (c) the Source is either (1) an insurance company pooled separate account, within the meaning of PTE 90-1 or (2) a bank collective investment fund, within the meaning of PTE 91-38 and, except as disclosed by such Purchaser to the Company in writing pursuant to this clause (c), no employee benefit plan or group of plans maintained by the same employer or employee organization beneficially owns more than 10% of all assets allocated to such pooled separate account or collective investment fund; or
     (d) the Source constitutes assets of an “investment fund” (within the meaning of Part V of PTE 84-14 (the “QPAM Exemption”)) managed by a “qualified professional asset manager” or “QPAM” (within the meaning of Part V of the QPAM Exemption), no employee benefit plan’s assets that are included in such investment fund, when combined with the assets of all other employee benefit plans established or maintained by the same employer or by an affiliate (within the meaning of Section V(c)(1) of the QPAM Exemption) of such employer or by the same employee organization and managed by such QPAM, exceed 20% of the total client assets managed by such QPAM, the conditions of Part I(c) and (g) of the QPAM Exemption are satisfied, neither the QPAM nor a Person controlling or controlled by the QPAM (applying the definition of “control” in Section V(e) of the QPAM Exemption) owns a 5% or more interest in the Company and (1) the identity of such QPAM and (2) the names of all employee benefit plans whose assets are included in such investment fund have been disclosed to the Company in writing pursuant to this paragraph (d); or
     (e) the Source constitutes assets of a “plan(s)” (within the meaning of Section IV of PTE 96-23 (the “INHAM Exemption”)) managed by an “in-house asset manager” or “INHAM” (within the meaning of Part IV of the INHAM exemption), the conditions of Part I(a), (g) and (h) of the INHAM Exemption are satisfied, neither the INHAM nor a Person controlling or controlled by the INHAM (applying the definition of “control” in Section IV(d) of the INHAM Exemption) owns a 5% or more interest in the Company and (1) the identity of such INHAM and (2) the name(s) of the employee benefit plan(s) whose assets constitute the Source have been disclosed to the Company in writing pursuant to this clause (e); or
     (f) the Source is a governmental plan; or
     (g) the Source is one or more employee benefit plans, or a separate account or trust fund comprised of one or more employee benefit plans, each of which has been identified to the Company in writing pursuant to this paragraph (g); or
     (h) the Source does not include assets of any employee benefit plan, other than a plan exempt from the coverage of ERISA.
     As used in this Section 6.3, the terms “employee benefit plan,” “governmental plan” and “separate account” shall have the respective meanings assigned to such terms in Section 3 of ERISA.
SECTION 7. Information as to the Company.
     Section 7.1 Financial and Business Information. The Company shall deliver to each holder of Notes that is an Institutional Investor:
     (a) Quarterly Statements — within 45 days after the end of each quarterly fiscal period in each fiscal year of the Company (other than the last quarterly fiscal period of each such fiscal year), duplicate copies of,
     (1) a consolidated balance sheet of the Company and its Subsidiaries as at the end of such quarter, and
     (2) consolidated statements of income or operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries for such quarter and (in the case of the second and third quarters) for the portion of the fiscal year ending with such quarter, setting forth in each case in comparative form the figures for the corresponding periods in the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP applicable to quarterly financial statements generally, and certified by a Senior Financial Officer of the Company as fairly presenting, in all material respects, the financial position of the companies being reported on and their results of operations and cash flows, subject to changes resulting from year-end adjustments, provided that delivery within the time period specified above of copies of the Company’s Form 10-Q prepared in compliance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(a), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-Q if it shall have timely made such Form 10-Q available on “EDGAR” and on the Company’s home page on the worldwide web (at the date of this Agreement located at: http//www.eaglegl.com) and shall have given each holder of Notes prior notice of such availability on EDGAR and on its home page in connection with each delivery (such availability and notice thereof being referred to as “Electronic Delivery”);
     (b) Annual Statements — within 120 days after the end of each fiscal year of the Company, duplicate copies of,
     (1) a consolidated balance sheet of the Company and its Subsidiaries, as at the end of such year, and
     (2) consolidated statements of income or operations, changes in shareholders’ equity and cash flows of the Company and its Subsidiaries, for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail, prepared in accordance with GAAP, and accompanied by an opinion thereon of independent certified public accountants of recognized national standing, which opinion shall state that such financial statements present fairly, in all material respects, the financial position of the companies being reported upon and their results of operations and cash flows and have been prepared in conformity with GAAP, and that the examination of such accountants in connection with such financial statements has been made in accordance with the standards of the Public Companies Oversight Board (United States), and that such audit provides a reasonable basis for such opinion in the circumstances, provided that the delivery within the time period specified above of the Company’s Form 10-K for such fiscal year (together with the Company’s annual report to shareholders, if any, prepared pursuant to Rule 14a-3 under the Exchange Act) prepared in accordance with the requirements therefor and filed with the SEC shall be deemed to satisfy the requirements of this Section 7.1(b), provided, further, that the Company shall be deemed to have made such delivery of such Form 10-K if it shall have timely made Electronic Delivery thereof;
     (c) SEC and Other Reports — promptly upon their becoming available, one copy of (1) each financial statement, report, notice or proxy statement sent by the Company or any Subsidiary to its principal lending banks as a whole (excluding information sent to such banks in the ordinary course of administration of a bank facility, such as information relating to pricing and borrowing availability) or to its public securities holders generally and (2) each regular or periodic report, each registration statement (without exhibits except as expressly requested by such holder), and each prospectus and all amendments thereto filed by the Company or any Subsidiary with the SEC and of all press releases and other statements made available generally by the Company or any Subsidiary to the public concerning developments that are Material, provided that the Company shall be deemed to have made such delivery of any such information if it shall have timely made Electronic Delivery thereof;
     (d) Notice of Default or Event of Default — promptly, and in any event within five Business Days after a Responsible Officer of the Company becoming aware of the existence of any Default or Event of Default or that any Person has given any notice or taken any action with respect to a claimed default hereunder or that any Person has given any notice or taken any action with respect to a claimed default of the type referred to in Section 11(f), a written notice specifying the nature and period of existence thereof and what action the Company is taking or proposes to take with respect thereto;
     (e) ERISA Matters — promptly, and in any event within five Business Days after a Responsible Officer of the Company becoming aware of any of the following, a written notice setting forth the nature thereof and the action, if any, that the Company or any ERISA Affiliate proposes to take with respect thereto:
     (1) with respect to any Plan, any reportable event, as defined in Section 4043(c) of ERISA and the regulations thereunder, for which notice thereof has not been waived pursuant to such regulations as in effect on the date of the Closing; or
     (2) the taking by the PBGC of steps to institute, or the threatening by the PBGC of the institution of, proceedings under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan, or the receipt by the Company or any ERISA Affiliate of a notice from a Multi-employer Plan that such action has been taken by the PBGC with respect to such Multi-employer Plan; or
     (3) any event, transaction or condition that would result in the incurrence of any liability by the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, or in the imposition of any Lien on any of the rights, properties or assets of the Company or any ERISA Affiliate pursuant to Title I or IV of ERISA or such penalty or excise tax provisions, if such liability or Lien, taken together with any other such liabilities or Liens then existing, would reasonably be expected to have a Material Adverse Effect;
     (f) Notices from Governmental Authority — promptly, and in any event within 30 days of receipt thereof, copies of any notice to the Company or any Subsidiary from any federal or state Governmental Authority relating to any order, ruling, statute or other law or regulation that would reasonably be expected to have a Material Adverse Effect; and
     (g) Requested Information — with reasonable promptness, such other data and information relating to the business, operations, affairs, financial condition, assets or properties of the Company or any Subsidiary or relating to the ability of the Company to perform its obligations hereunder, under the Notes or under any Security Document to which it is a party, or of any Subsidiary Guaranty or to perform its obligations under the Subsidiary Guaranty Agreement or any Security Document to which it is a party as from time to time may be reasonably requested by any such holder of Notes.
     Notwithstanding the foregoing, in the event that one or more Unrestricted Subsidiaries and/or GAAP Only Consolidated Entities shall either (i) own more than 10% of the total consolidated assets of the Company and its Subsidiaries and GAAP Only Consolidated Entities

or (ii) account for more than 10% of the consolidated gross revenues of the Company and its Subsidiaries and GAAP Only Consolidated Entities, determined in each case in accordance with GAAP, then, within the respective periods provided in Sections 7.1(a) and (b) above, the Company shall deliver to each holder of Notes that is an Institutional Investor, unaudited financial statements of the character and for the dates and periods as in said Sections 7.1(a) and (b) covering such group of Unrestricted Subsidiaries and/or GAAP Only Consolidated Entities (on a consolidated basis), together with a consolidating statement reflecting eliminations or adjustments required to reconcile the financial statements of such group of Unrestricted Subsidiaries and/or GAAP Only Consolidated Entities to the financial statements delivered pursuant to Sections 7.1(a) and (b).
     Section 7.2 Officer’s Certificate. Each set of financial statements delivered to a holder of Notes pursuant to Section 7.1(a) or Section 7.1(b) shall be accompanied by a certificate of a Senior Financial Officer of the Company setting forth (which, in the case of Electronic Delivery of any such financial statements, shall be by separate concurrent delivery of such certificate to each holder of Notes):
     (a) Covenant Compliance — the information (including detailed calculations) required in order to establish whether the Company was in compliance with the requirements of Section 10.1 through Section 10.8, inclusive, during the quarterly or annual period covered by the statements then being furnished (including with respect to each such Section, where applicable, the calculations of the maximum or minimum amount, ratio or percentage, as the case may be, permissible under the terms of such Sections, and the calculation of the amount, ratio or percentage then in existence); and
     (b) Event of Default — a statement that such Senior Financial Officer has reviewed the relevant terms hereof and has made, or caused to be made, under his or her supervision, a review of the transactions and conditions of the Company and its Subsidiaries from the beginning of the quarterly or annual period covered by the statements then being furnished to the date of the certificate and that such review shall not have disclosed the existence during such period of any condition or event that constitutes a Default or an Event of Default or, if any such condition or event existed or exists (including, without limitation, any such event or condition resulting from the failure of the Company or any Restricted Subsidiary to comply with any Environmental Law), specifying the nature and period of existence thereof and what action the Company shall have taken or proposes to take with respect thereto.
     Section 7.3 Visitation. The Company shall permit the representatives of each holder of Notes that is an Institutional Investor:
     (a) No Default — if no Default or Event of Default then exists, at the expense of such holder and upon reasonable prior notice to the Company, to visit the principal executive office of the Company, to discuss the affairs, finances and accounts of the Company and its Subsidiaries with the Company’s officers, and (with the consent of the Company, which consent will not be unreasonably withheld) its independent public accountants, and (with the consent of the Company, which consent will not be unreasonably withheld) to visit the other offices and properties of the Company and each

Restricted Subsidiary, all at such reasonable times and as often as may be reasonably requested in writing; and
     (b) Default — if a Default or Event of Default then exists, at the expense of the Company to visit and inspect any of the offices or properties of the Company or any of its Subsidiaries, to examine all their respective books of account, records, reports and other papers, to make copies and extracts therefrom, and to discuss their respective affairs, finances and accounts with their respective officers and independent public accountants (and by this provision the Company authorizes said accountants to discuss the affairs, finances and accounts of the Company and its Subsidiaries), all at such times and as often as may be requested.
SECTION 8. Payment and Prepayment of the Notes.
     Section 8.1 Maturity. As provided therein, the entire unpaid principal balance of the Notes shall be due and payable on the stated maturity date thereof.
     Section 8.2 Optional Prepayments. The Company may, at its option, upon notice as provided below, prepay at any time all, or from time to time any part of, the Notes, in an amount not less than $2,000,000 in aggregate principal amount of the Notes then outstanding in the case of a partial prepayment, at 100% of the principal amount so prepaid, plus accrued and unpaid interest, plus the Prepayment Premium, if any, determined for the prepayment date with respect to such principal amount and, if such prepayment occurs on any date other than an Interest Payment Date, the Breakage Amount, if any. The Company will give each holder of Notes written notice of each optional prepayment under this Section 8.2 not less than 30 days and not more than 60 days prior to the date fixed for such prepayment. Each such notice shall specify such date, the aggregate principal amount of the Notes to be prepaid on such date, the principal amount of each Note held by such holder to be prepaid (determined in accordance with Section 8.3), and the interest and Prepayment Premium, if any, to be paid on the prepayment date with respect to such principal amount being prepaid.
     Section 8.3 Allocation of Partial Prepayments. In the case of each partial prepayment of the Notes pursuant to Section 8.2, the principal amount of the Notes to be prepaid shall be allocated among all of the Notes at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment. All partial prepayment of the Notes pursuant to Section 8.6 or Section 8.7 shall be applied only to the Notes of the holders who have elected to participate in such prepayment.
     Section 8.4 Maturity; Surrender, Etc. In the case of each prepayment of Notes pursuant to this Section 8, the principal amount of each Note to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the Prepayment Premium, if any, and, if such prepayment occurs on any date other than an Interest Payment Date, the Breakage Amount, if any. From and after such date, unless the Company shall fail to pay such principal amount when so due and payable, together with the interest and Prepayment Premium, if any, and the Breakage Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue. Any Note paid or prepaid in full shall be surrendered to the

Company and cancelled and shall not be reissued, and no Note shall be issued in lieu of any prepaid principal amount of any Note.
     Section 8.5 Purchase of Notes. The Company will not, and will not permit any Affiliate to, purchase, redeem, prepay or otherwise acquire, directly or indirectly, any of the outstanding Notes except (a) upon the payment or prepayment of the Notes in accordance with the terms of this Agreement and the Notes or (b) pursuant to a written offer to purchase any outstanding Notes made by the Company or any Affiliate pro rata to each holder of Notes at the time outstanding upon the same terms and conditions. Any such offer shall provide each holder with sufficient information to enable it to make an informed decision with respect to such offer and shall remain open for at least 20 Business Days. If the holders of more than 25% of the outstanding principal amount of the Notes accept such offer, the Company shall promptly notify the remaining holders of such fact and the expiration date for the acceptance by such holders of such offer shall be extended by the number of days necessary to give each such remaining holder at least 10 Business Days from its receipt of such notice to accept such offer. The Company will promptly cancel all Notes acquired by it or any Affiliate pursuant to any payment, prepayment or purchase of Notes pursuant to any provision of this Agreement and no Notes may be issued in substitution or exchange for any such Notes.
     Section 8.6 Offer to Prepay Upon Sale of Assets.
     (a) Notice and Offer. In the event of a Disposition of any assets of the Company or any Restricted Subsidiary where the Company is required to or has elected to apply the net proceeds of such Disposition pursuant to clause (ii) of the second paragraph of Section 10.8, the Company shall, no later than (1) the 5th Business Day following the date of the Disposition of the Select Carrier Group and (2) the 245th day following the date of any other such Disposition, give written notice of such event (a “Sale of Assets Prepayment Event”) to each holder of Notes. Such notice shall contain, and shall constitute, an irrevocable offer to prepay a Ratable Portion of the Notes held by such holder on the date specified in such notice (the “Sale of Assets Prepayment Date”) which date shall be the next Interest Payment Date unless such date shall be less than 30 days prior to the next Interest Payment Date in which case such Sale of Assets Prepayment Date shall be the next succeeding Interest Payment Date.
     (b) Acceptance and Payment. A holder of Notes may accept or reject the offer to prepay pursuant to this Section 8.6 by causing a notice of such acceptance or rejection to be delivered to the Company at least 10 days prior to the Sale of Assets Prepayment Date. A failure by a holder of the Notes to respond to an offer to prepay made pursuant to this Section 8.6 shall be deemed to constitute a rejection of such offer by such holder. If so accepted, such offered prepayment in respect of the Ratable Portion of the Notes of each holder that has accepted such offer shall be due and payable on the Sale of Assets Prepayment Date. Such offered prepayment shall be made at 100% of the aggregate Ratable Portion of the Notes of each holder that has accepted such offer, together with interest on that portion of the Notes then being prepaid accrued to the Sale of Assets Prepayment Date but, in any case, without any Prepayment Premium.

     (c) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.6 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying: (1) the Sale of Assets Prepayment Date; (2) that such offer is being made pursuant to this Section 8.6 and that the failure by a holder to respond to such offer by the deadline established in Section 8.6(b) shall result in such offer to such holder being deemed rejected; (3) the Ratable Portion of each such Note offered to be prepaid; (4) the interest that would be due on the Ratable Portion of each such Note offered to be prepaid, accrued to the Sale of Assets Prepayment Date; (5) that the conditions of this Section 8.6 have been satisfied and (6) in reasonable detail, a description of the nature and date of the Sale of Assets Prepayment Event giving rise to such offer of prepayment.
     Section 8.7 Offer to Prepay Notes in the Event of a Change in Control.
     (a) Notice of Change in Control or Control Event. The Company will, within 10 Business Days after any Responsible Officer of the Company has knowledge of the occurrence of any Change in Control or Control Event, give written notice of such Change in Control or Control Event to each holder of Notes unless notice in respect of such Change in Control (or the Change in Control contemplated by such Control Event) shall have been given pursuant to Section 8.7(b). If a Change in Control has occurred, such notice shall contain and constitute an offer to prepay Notes as described in Section 8.7(c) and shall be accompanied by the certificate described in Section 8.7(g).
     (b) Condition to Company Action. The Company will not take any action that consummates or finalizes a Change in Control unless (1) at least 20 days prior to such action it shall have given to each holder of Notes written notice containing and constituting an offer to prepay Notes as described in Section 8.7(c), accompanied by the certificate described in Section 8.7(g), and (2) contemporaneously with such action, the Company prepays all Notes required to be prepaid in accordance with this Section 8.7. Notwithstanding the foregoing, the Company shall not be required to give any notice pursuant to this Section 8.7(b) or to forbear taking any action that consummates or finalizes a Change in Control unless the information regarding such Change in Control to be contained in such notice shall have been disclosed to the public generally (and in such event the Company shall instead give the notice specified in Section 8.7(a) in respect of such Change in Control). In addition, the Company shall not be prohibited from taking any action to consummate or finalize the results of an election of new directors in the event of a Change in Control pursuant to Section 8.7(h)(2).
     (c) Offer to Prepay Notes. The offer to prepay Notes contemplated by Sections 8.7(a) and (b) shall be an offer to prepay, in accordance with and subject to this Section 8.7, all, but not less than all, Notes held by each holder (in this case only, “holder” in respect of any Note registered in the name of a nominee for a disclosed beneficial owner shall mean such beneficial owner) on a date specified in such offer (the “Change in Control Proposed Prepayment Date”). If such Change in Control Proposed Prepayment Date is in connection with an offer contemplated by Section 8.7(a), such date shall be a Business Day not less than 30 days and not more than 60 days after the date of such offer (if the Change in Control Proposed Prepayment Date shall not be specified in such offer, the Change in Control Proposed Prepayment Date shall be the Business Day nearest to the 30th day after the date of such offer).
      (d) Rejection; Acceptance. A holder of Notes may accept or reject the offer to prepay made pursuant to this Section 8.7 by causing a notice of such acceptance or rejection to be delivered to the Company at least five Business Days prior to the Change in Control Proposed Prepayment Date. A failure by a holder of Notes to so respond to an offer to prepay made pursuant to this Section 8.7 shall be deemed to constitute a rejection of such offer by such holder.
      (e) Prepayment. Prepayment of the Notes to be prepaid pursuant to this Section 8.7 shall be at 100% of the principal amount of such Notes, together with accrued and unpaid interest on such Notes accrued to the date of prepayment and, if such prepayment occurs on a date that is not an Interest Payment Date, the Breakage Amount, if any, but without any Prepayment Premium. The prepayment shall be made on the Change in Control Proposed Prepayment Date, except as provided by Section 8.7(f).
      (f) Deferral Pending Change in Control. The obligation of the Company to prepay Notes pursuant to the offers required by Section 8.7(c) and accepted in accordance with Section 8.7(d) is subject to the occurrence of the Change in Control in respect of which such offers and acceptances shall have been made. In the event that such Change in Control does not occur on the Change in Control Proposed Prepayment Date in respect thereof, the prepayment shall be deferred until, and shall be made on the date on which, such Change in Control occurs. The Company shall keep each holder of Notes reasonably and timely informed of (1) any such deferral of the date of prepayment, (2) the date on which such Change in Control and the prepayment are expected to occur and (3) any determination by the Company that efforts to effect such Change in Control have ceased or been abandoned (in which case the offers and acceptances made pursuant to this Section 8.7 in respect of such Change in Control automatically shall be deemed rescinded without penalty or other liability).
      (g) Officer’s Certificate. Each offer to prepay the Notes pursuant to this Section 8.7 shall be accompanied by a certificate, executed by a Senior Financial Officer of the Company and dated the date of such offer, specifying (1) the Change in Control Proposed Prepayment Date, (2) that such offer is made pursuant to this Section 8.7, (3) the principal amount of each Note offered to be prepaid, (4) the interest that would be due on each Note offered to be prepaid, accrued to the Change in Control Proposed Prepayment Date, (5) that the conditions of this Section 8.7 have been fulfilled and (6) in reasonable detail, the nature and date of the Change in Control.
      (h) “Change in Control” shall mean an event or series of events by which:
     (1) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding (i) any employee benefit plan of such person or its Subsidiaries, and any Person acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan and (ii) any Crane Family Member) becomes the “beneficial owner” (as defined in Rules 13d-3 and

13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire (such right, an “option right”), whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 25% or more of the equity interests of the Company entitled to vote for members of the board of directors or equivalent governing body of the Company on a fully-diluted basis (and taking into account all such equity interests that such person or group has the right to acquire pursuant to any option right); or
     (2) during any period of 12 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the board of directors); or
     (3) except as allowed by the last paragraph of Section 10.8, any Subsidiary Guarantor shall cease to be a Wholly-Owned Restricted Subsidiary; or
     (4) any “Change in Control” as defined in any agreement or instrument evidencing Debt of the Company or any of its Restricted Subsidiaries shall occur.
     (i) A “Control Event” shall have occurred upon (1) (i) the execution by the Company or any of its Affiliates of any agreement or letter of intent with respect to any proposed transaction or event or series of transactions or events which, individually or in the aggregate, may reasonably be expected to result in a Change in Control, (ii) the execution of any written agreement which, when fully performed by the parties thereto, would result in a Change in Control or (iii) the making of any written offer by any “person” or “group” (as such terms are used in Section 13(d) and Section 14(d) of the Exchange Act) to the holders of equity interests of the Company or of any of its Affiliates, which offer, if accepted by the requisite number of holders, would result in a Change in Control and (2) the event described in clause (i), (ii) or (iii) above having been disclosed to the public generally.

     (j) “Crane Family Member” shall mean, collectively, (1) James R. Crane, (2) the estate, spouse and lineal descendants of James R. Crane, (3) the James R. Crane foundation, (4) legal representatives of any of the foregoing and (5) the trustee of any bona fide trust of which one or more of the foregoing are the sole beneficiaries or the grantors thereof.
     (k) Tender Offer Rules. The Company shall comply, to the extent applicable, with the requirements of Section 14(e) of the Exchange Act and any other securities laws or regulations in connection with the repurchase of Notes pursuant to this Section 8.7. To the extent that compliance with the provisions of any applicable securities laws or regulations would result in the inability of the Company to comply with the time periods contained in this Section 8.7, (1) the Company shall comply with the time periods contained in applicable securities laws and regulations, (2) the time periods contained in this Section 8.7 will be deemed modified to permit the Company to comply with the applicable securities laws and regulations and (3) the Company shall not be deemed to have breached its obligations under this Section 8.7 by virtue thereof.
SECTION 9. Affirmative Covenants.
     The Company covenants that so long as any of the Notes are outstanding:
     Section 9.1 Compliance with Law. Without limiting Section 10.11, the Company will, and will cause each of its Subsidiaries to, comply with all laws, ordinances or governmental rules or regulations to which each of them is subject, including, without limitation, ERISA, the USA Patriot Act and Environmental Laws, and will obtain and maintain in effect all licenses, certificates, permits, franchises and other governmental authorizations necessary to the ownership of their respective properties or to the conduct of their respective businesses, in each case to the extent necessary to ensure that non-compliance with such laws, ordinances or governmental rules or regulations or failures to obtain or maintain in effect such licenses, certificates, permits, franchises and other governmental authorizations would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     Section 9.2 Insurance. The Company will, and will cause each of its Restricted Subsidiaries to, maintain, with financially sound and reputable insurers, insurance with respect to their respective properties and businesses against such casualties and contingencies, of such types, on such terms and in such amounts (including deductibles, co-insurance and self-insurance, if adequate reserves are maintained with respect thereto) as is customary in the case of entities of established reputations engaged in the same or a similar business and similarly situated. In addition to the foregoing, the Company will, and will cause each of its Restricted Subsidiaries to, maintain insurance with respect to the Collateral in accordance with the terms of the Security Documents.
     Section 9.3 Maintenance of Properties. The Company will, and will cause each of its Restricted Subsidiaries to, maintain and keep, or cause to be maintained and kept, their respective properties in good repair, working order and condition (other than ordinary wear and tear), so that the business carried on in connection therewith may be properly conducted at all times, provided that this Section shall not prevent the Company or any Restricted Subsidiary from discontinuing the operation and the maintenance of any of its properties if such discontinuance is desirable in the conduct of its business and the Company or such Restricted Subsidiary has concluded that such discontinuance would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect. In addition to the foregoing, the Company will, and will cause each of its Restricted Subsidiaries to, maintain and keep, or cause to be maintained and kept, the Collateral in accordance with the terms and provisions of the Security Documents.
     Section 9.4 Payment of Taxes and Claims. The Company will, and will cause each of its Subsidiaries to, file all tax returns required to be filed in any jurisdiction and to pay and discharge all taxes shown to be due and payable on such returns and all other taxes, assessments, governmental charges or levies imposed on them or any of their properties, assets, income or franchises, to the extent such taxes, assessments, governmental charges or levies have become due and payable and before they have become delinquent and all claims for which sums have become due and payable that have or might become a Lien on properties or assets of the Company or any Subsidiary, provided that neither the Company nor any Subsidiary need pay any such tax, assessment, governmental charge, levy or claim if (1) the amount, applicability or validity thereof is contested by the Company or such Subsidiary on a timely basis in good faith and in appropriate proceedings, and the Company or such Subsidiary has established adequate reserves therefor in accordance with GAAP on the books of the Company or such Subsidiary or (2) the nonpayment of all such taxes, assessments, governmental charges, levies and claims in the aggregate would not reasonably be expected to have a Material Adverse Effect.
     Section 9.5 Corporate Existence, Etc. Subject to Section 10.9, the Company will at all times preserve and keep in full force and effect its corporate existence. Subject to Sections 10.8 and 10.9, the Company will at all times preserve and keep in full force and effect the corporate, limited partnership or limited liability company existence of each of its Restricted Subsidiaries and all rights and franchises of the Company and its Restricted Subsidiaries unless, in the good faith judgment of the Company, the termination of or failure to preserve and keep in full force and effect such corporate existence, right or franchise would not, individually or in the aggregate, have a Material Adverse Effect.
     Section 9.6 Designation of Subsidiaries. The Company may from time to time cause any Restricted Subsidiary to be designated as an Unrestricted Subsidiary or any Unrestricted Subsidiary to be designated as a Restricted Subsidiary; provided, however, that at the time of such designation and immediately after giving effect thereto, (a) no Default or Event of Default would exist under the terms of this Agreement and (b) the Company and its Subsidiaries or Restricted Subsidiaries, as the case may be, would be in compliance with all of the covenants set forth in Section 10.1 through 10.8, inclusive, if tested on the date of such action (whether or not required by the terms thereof to be tested on such date) and provided, further, that once a Subsidiary has been designated an Unrestricted Subsidiary or a Restricted Subsidiary pursuant to this Section 9.6, it shall not thereafter be redesignated as a Restricted Subsidiary or an Unrestricted Subsidiary on more than one occasion. Within 10 days following any designation described above, the Company will deliver to each holder of Notes a notice of such designation accompanied by a certificate signed by a Senior Financial Officer of the Company certifying compliance with all requirements of this Section 9.6 and setting forth all information required in order to establish such compliance.

     Section 9.7 Notes to Rank Pari Passu.
     (a) The Notes and all other obligations of the Company under this Agreement shall at all times rank at least pari passu in right of payment with all obligations (actual or contingent) of the Company under the Bank Credit Agreement.
     (b) The obligations of the Subsidiary Guarantors under the Subsidiary Guaranty Agreement shall at all times rank at least pari passu in right of payment with all obligations (actual or contingent) of the Subsidiary Guarantors under their Guaranties in respect of the Bank Credit Agreement.
     Section 9.8 Books and Records. The Company will, and will cause each of its Restricted Subsidiaries to, maintain proper books of record and account in conformity with GAAP and all applicable requirements of any Governmental Authority having legal or regulatory jurisdiction over the Company or such Restricted Subsidiary, as the case may be.
     Section 9.9 Additional Subsidiary Guarantors. The Company will cause any Subsidiary which becomes a co-obligor or guarantor in respect of Debt under the Bank Credit Agreement to become a party to the Subsidiary Guaranty Agreement and deliver to each of the holders of Notes (concurrently with becoming a co-obligor or guarantor in respect of Debt under the Bank Credit Agreement) the following items:
     (a) a supplement to the Subsidiary Guaranty in the form of Exhibit A to the Subsidiary Guaranty (a “Supplement”);
     (b) a certificate signed by an authorized Responsible Officer of such Subsidiary making representations and warranties to the effect of those contained in Section 5 (other than those contained in Sections 5.3, 5.5, 5.13 and 5.14), with respect to such Subsidiary, the Subsidiary Guaranty Agreement and each Security Document to which it is or will become a party; and
     (c) an opinion of counsel (who may be in-house counsel for the Company) addressed to each of the holders of Notes satisfactory to the Required Holders, to the effect that the Supplement entered into by such Person has been duly authorized, executed and delivered and that the Subsidiary Guaranty Agreement and each Security Document to which such Subsidiary is a party constitute the legal, valid and binding obligations of such Person enforceable against such Person in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency, fraudulent conveyance and similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles.
     The holders of Notes agree to discharge and release any Subsidiary Guarantor from the Subsidiary Guaranty Agreement, and, to the extent provided for in the Security Documents, to direct the Collateral Agent on behalf of the holders of Notes to discharge and release all assets of such Subsidiary Guarantor from Liens arising under the Security Documents, in each case upon the written request of the Company, provided that (1) such Subsidiary Guarantor shall have been released and discharged (or will be released and discharged concurrently with the release of such Subsidiary Guarantor under the Subsidiary Guaranty Agreement) as an obligor and guarantor under and in respect of the Bank Credit Agreement and the Company so certifies to the holders of Notes in a certificate of a Responsible Officer of the Company, (2) at the time of such release, the Consolidated Net Debt to EBITDA Ratio shall be less than 2:00 to 1:00, (3) at the time of such release and discharge, the Company shall have delivered a certificate of a Responsible Officer of the Company to the holders of Notes evidencing compliance with the requirement of the immediately preceding clause (2) and stating that no Default or Event of Default exists or will result from such release and discharge and (4) if any fee or other form of consideration is given to any party to the Bank Credit Agreement expressly for the purpose of its release of such Subsidiary Guarantor, the holders of Notes shall receive equivalent consideration.
     Section 9.10 Future Liens. Within (a) 10 days after the time that (1) any Person becomes a Domestic Restricted Subsidiary as a result of the creation or Acquisition of such Subsidiary or otherwise or (2) any Domestic Unrestricted Subsidiary grants any security to support the obligations of the Company under the Bank Credit Agreement or of any Subsidiary under any guaranty agreement related thereto, then, unless such Subsidiary is merged into the Company or a Subsidiary Guarantor (with the Company or such Subsidiary Guarantor being the surviving Person) prior to the expiration of such 10 day period, the Company shall (i) cause such Subsidiary to execute and deliver to the Collateral Agent a Security Agreement and any related Security Documents required by the holders of Notes or the Collateral Agreement to secure the obligations of the Company hereunder and under the Notes and of each Subsidiary Guarantor under the Subsidiary Guaranty Agreement and each of the other Senior Secured Obligations, (ii) cause 100% of the equity interests of such Subsidiary so acquired to be pledged as security for such obligations and (iii) provide the holders of Notes such board resolutions, officer’s certificates, corporate and other documents and opinions of counsel as the Required Holders or the Collateral Agent shall reasonably request in connection with the actions described in the immediately preceding clauses (i) and (ii), and (b) 20 days after the time that any Person becomes a Material Foreign Subsidiary as a result of the creation or acquisition of such Subsidiary or otherwise, the Company shall (1) cause 65% of such Subsidiary’s equity interests to be pledged to secure the obligations of the Company hereunder and under the Notes and of each Subsidiary Guarantor under the Subsidiary Guaranty Agreement and each of the other Senior Secured Obligations and (2) provide the holders of Notes such board resolutions, officers’ certificates, corporate and other documents and opinions of counsel as the Required Holders or the Collateral Agent shall reasonably request in connection with the actions described in the immediately preceding clause (1).
SECTION 10. Negative Covenants.
     Section 10.1 Consolidated Net Debt to EBITDA Ratio. The Company will not, at any time, permit the Consolidated Net Debt to EBITDA Ratio to be greater than 3.50 to 1.00.
     Section 10.2 Interest Coverage Ratio. The Company will not, at any time, permit the ratio of (a) Consolidated EBIT for the period of four consecutive fiscal quarters ending on, or most recently ended prior to, such time to (b) Consolidated Interest Expense for such period to be less than 2.50 to 1.00.
     Section 10.3 Asset Coverage Ratio. The Company will not, at any time, permit the Asset Coverage Ratio to be less than 1.10 to 1.00.

     Section 10.4 Priority Debt. The Company will not, at any time, permit the aggregate amount of all Priority Debt to exceed an amount equal to 10% of Consolidated Net Worth determined as of the end of the then most recently ended fiscal quarter of the Company.
     Section 10.5 Limitation on Liens. The Company will not, and will not permit any Restricted Subsidiary to, directly or indirectly create, incur, assume or permit to exist (upon the happening of a contingency or otherwise) any Lien on or with respect to any property or asset (including, without limitation, any document or instrument in respect of goods or accounts receivable) of the Company or any Restricted Subsidiary, whether now owned or held or hereafter acquired, or any income or profits therefrom, or assign or otherwise convey any right to receive income or profits), except:
     (a) Liens for taxes, assessments or other governmental charges that are not yet due and payable or the payment of which is not at the time required by Section 9.4;
     (b) Liens incidental to the conduct of business or the ownership of properties and assets (including landlords’, carriers’, warehousemen’s, mechanics’, materialmen’s and other similar Liens) and Liens to secure the performance of bids, tenders, leases or trade contracts or to secure statutory obligations (including obligations under workers compensation, unemployment insurance and other social security legislation), surety or appeal bonds, Liens in favor of depository banks or securities intermediaries or other Liens, in each case, incurred in the ordinary course of business and not in connection with the borrowing of money;
     (c) leases or subleases granted to others, easements, rights-of-way, restrictions and other similar charges or encumbrances, in each case incidental to the ownership of property or assets or the ordinary conduct of the business of the Company or any Restricted Subsidiary, and Liens incidental to minor survey exceptions, zoning restrictions and the like, provided that such Liens do not, in the aggregate, materially detract from the value of such property;
     (d) any attachment or judgment Lien, unless the judgment it secures shall not, within 60 days after the entry thereof, have been satisfied, discharged or execution thereof stayed pending appeal, or shall not have been satisfied or discharged within 60 days after the expiration of any such stay;
     (e) Liens securing Debt of the Company or a Restricted Subsidiary to the Company or to a Wholly-Owned Restricted Subsidiary;
     (f) Liens existing on the date of the Closing and reflected in Schedule 10.5;
     (g) Liens incurred after the date of the Closing given to secure the payment of the purchase price incurred in connection with the acquisition, construction or improvement of fixed or capital assets useful and intended to be used in carrying on the business of the Company or a Restricted Subsidiary, including Liens existing on such fixed or capital assets at the time of acquisition or construction thereof or improvement thereon or Liens incurred within 365 days of such acquisition or completion of such construction or improvement; provided that (1) the Lien shall attach solely to the fixed or capital assets acquired, purchased, constructed or improved, (2) at the time of acquisition, construction or improvement of such fixed or capital assets (or, in the case of any Lien incurred within 365 days of such acquisition or completion of such construction or improvement, at the time of the incurrence of the Debt secured by such Lien), the aggregate amount remaining unpaid on all Debt secured by Liens on such fixed or capital assets, whether or not assumed by the Company or a Restricted Subsidiary, shall not exceed the lesser of (i) the cost of such acquisition, construction or improvement or (ii) the fair market value at the time such fixed or capital assets is acquired or constructed or improvement of such fixed or capital assets is completed, as the case may be, (as determined in good faith by one or more officers of the Company or such Restricted Subsidiary to whom authority to enter into the transaction has been delegated by the board of directors of the Company or such Restricted Subsidiary) and (3) at the time of such incurrence and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;
     (h) any Lien existing on fixed or capital assets of a Person immediately prior to its being consolidated with or merged into the Company or a Restricted Subsidiary or its becoming a Subsidiary, or any Lien existing on any fixed or capital assets acquired by the Company or any Restricted Subsidiary at the time such fixed or capital assets are so acquired (whether or not the Debt secured thereby shall have been assumed); provided that (1) no such Lien shall have been created or assumed in contemplation of such consolidation or merger or such Person’s becoming a Subsidiary or such acquisition of fixed or capital assets, (2) each such Lien shall extend solely to the item or items of fixed or capital assets so acquired and, if required by the terms of the instrument originally creating such Lien, other property which is an improvement to or is acquired for specific use in connection with such acquired fixed or capital assets and (3) at the time of such incurrence and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;
     (i) any extensions, renewals, refundings or replacements of any Lien permitted by the preceding paragraphs (f), (g) and (h) of this Section 10.5; provided that (1) no additional property shall be encumbered by such Liens, (2) the unpaid principal amount of the Debt or other obligations secured thereby shall not be increased or the maturity thereof reduced and (3) at such time and immediately after giving effect thereto, no Default or Event of Default shall have occurred and be continuing;
     (j) other Liens not otherwise permitted by paragraphs (a) through (i), inclusive, of this Section 10.5 securing Debt; provided that, at the time of such incurrence and after giving effect thereto, (1) the aggregate principal amount of all Debt secured by such Liens shall be permitted by the limitation set forth in Section 10.4 and (2) no Default or Event of Default shall have occurred or be continuing; and
     (k) Liens created pursuant to the Security Documents.
     Section 10.6 Restricted Investments. The Company will not, and will not permit any Restricted Subsidiary to, make any Investments, except Restricted Investments.

     Notwithstanding anything in this Section 10.6 or elsewhere in this Agreement to the contrary, in no event shall aggregate Investments made after the date of the Closing in all Subsidiaries that are not Subsidiary Guarantors, including Investments as a result of Acquisitions and loans and advances, exceed 15% of Consolidated Net Worth.
     Section 10.7 Restricted Payments. The Company will not, and will not permit any Restricted Subsidiary to, declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except that, so long as no Default shall have occurred and be continuing at the time of any action described below or would result therefrom:
     (a) each Restricted Subsidiary may make Restricted Payments to the Company, a Subsidiary Guarantor and any other Person that owns an equity interest in such Subsidiary, ratably according to their respective holdings of the type of equity interest in respect of which such Restricted Payment is being made;
     (b) the Company and each Restricted Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common equity interests of such Person;
     (c) the Company and each Restricted Subsidiary may purchase, redeem or otherwise acquire equity interests issued by it with the proceeds received from the substantially concurrent issue of new shares of its common stock or other common equity interests;
     (d) the Company and each Subsidiary may make payments and prepayments of principal and interest on Debt;
     (e) the Company may make Equity Interest Repurchases in an amount equal to $250,000,000 minus the aggregate amount paid by the Company on October 4, 2005 to consummate the Tender Offer; and
     (f) the Company may pay Dividends and make Equity Interest Repurchases, provided that, the aggregate amount of Dividends declared and paid and Equity Interest Repurchases made during any fiscal year of the Company shall not exceed the Available Dividend Amount unless at the time of the payment of any Dividend or the making of any Equity Interest Repurchase, the Consolidated Net Debt to EBITDA Ratio, as disclosed in each Officer’s Certificate delivered by the Company pursuant to Section 7.2(a) during such fiscal year (and after giving effect to any proposed Dividend or Equity Interest Repurchase during such fiscal year on a pro forma basis), is less than 2.00 to 1.00.
     Section 10.8 Sales of Assets. Except as permitted by Section 10.9, the Company will not, and will not permit any Restricted Subsidiary to, sell, lease, transfer or otherwise dispose of, including by way of merger (collectively, a “Disposition”), any property, including equity interests of Subsidiaries, in one or more transactions, to any Person, other than (a) Dispositions in the ordinary course of business, (b) Dispositions by the Company or a Restricted Subsidiary to the Company or to a Restricted Subsidiary, (c) the Disposition described on Schedule 10.8, (d) the Disposition of the outstanding equity interests of The Select Carrier Group L.P., a

Delaware limited partnership, and its general partner Select Carrier Group LLC, a Delaware limited liability company (collectively, the “Select Carrier Group”), provided that in the case of the Disposition of the Select Carrier Group, and irrespective of whether or not all or any portion of such Disposition would be permitted pursuant to clause (e) of this paragraph, the Company shall apply 100% of the net proceeds thereof in excess of $10,000,000 to the payment or prepayment of outstanding Debt in the manner set forth in clause (ii) of the following paragraph or (e) other Dispositions not otherwise permitted by this Section 10.8, provided that (1) after giving effect thereto, no Default or Event of Default shall have occurred and be continuing and (2) the aggregate net book value of all property so disposed of in any fiscal year pursuant to this Section 10.8(e) would not exceed 10% of Consolidated Total Assets as of the end of the immediately preceding fiscal year.
     Notwithstanding the foregoing, the Company may, or may permit any Restricted Subsidiary to, make a Disposition of property acquired or constructed by the Company or any Restricted Subsidiary and such property shall not be subject to or included in the foregoing limitation and computation contained in Section 10.8(e) of the preceding paragraph to the extent, and from the date, that the net proceeds from such Disposition are, within 365 days of such Disposition, either (i) reinvested in productive assets by the Company or a Restricted Subsidiary to be used in the principal business of the Company or such Restricted Subsidiary and, if required by Section 9.10 or the Security Documents, such productive assets are concurrently subjected to the Lien of the Security Documents or (ii) applied to the payment or prepayment of any outstanding Debt of the Company or its Restricted Subsidiaries other than outstanding Subordinated Debt, provided that in the course of making such application the Company shall offer to prepay each outstanding Note in accordance with Section 8.6 in a principal amount which equals the Ratable Portion for such Note. If any holder of a Note fails to accept such offer of prepayment, then the Company shall prepay or pay or cause to prepay or pay additional Debt of the Company or the Restricted Subsidiaries, other than Subordinated Debt, in an amount equal to the Ratable Portion for such Note.
     Section 10.9 Merger and Consolidation. The Company will not, and will not permit any Restricted Subsidiary to, consolidate with or merge with any other Person or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to any Person; provided that:
     (a) any Restricted Subsidiary may (1) consolidate with or merge with, or convey, transfer or lease all or substantially all of its assets in a single transaction or series of transactions to, (i) the Company or another Restricted Subsidiary so long as in any merger or consolidation involving (A) the Company, the Company shall be the surviving or continuing entity and (B) one or more Subsidiary Guarantors, a Subsidiary Guarantor shall be the surviving or continuing entity or (ii) any other Person so long as the surviving or continuing entity is the Restricted Subsidiary or (2) convey, transfer or lease all or substantially all of its assets in compliance with the provisions of Section 10.8; and
     (b) the Company may consolidate or merge with, or convey, transfer or lease all or substantially all of the assets of the Company in a single transaction or series of transactions to, any Person so long as:

     (1) the successor formed by such consolidation or the survivor of such merger or the Person that acquires by conveyance, transfer or lease all or substantially all of the assets of the Company as an entirety, as the case may be (the “Successor Entity”), shall be a solvent entity organized and existing under the laws of the United States of America, any State thereof or the District of Columbia;
     (2) if the Successor Entity is not the Company, (i) such Successor Entity shall have executed and delivered to each holder of Notes its assumption of the due and punctual performance and observance of each covenant and condition of this Agreement, the Notes and the Security Documents to which the Company is a party (pursuant to such agreements and instruments as shall be reasonably satisfactory to the Required Holders), (ii) the Successor Entity shall have caused to be delivered to each holder of Notes an opinion of independent counsel reasonably acceptable to the Required Holders, to the effect that all agreements or instruments effecting such assumption are enforceable in accordance with their terms and comply with the terms hereof and (iii) each Subsidiary Guarantor shall have reaffirmed in writing its obligations under the Subsidiary Guaranty Agreement and each Security Document to which it is a party; and
     (3) immediately after giving effect to such transaction no Default or Event of Default would exist.
     Section 10.10 Transactions with Affiliates. The Company will not, and will not permit any Restricted Subsidiary to, enter into, directly or indirectly, any material transaction or material group of related transactions (including, without limitation, the purchase, lease, sale or exchange of properties of any kind or the rendering of any service) with any Affiliate (other than the Company or another Restricted Subsidiary), except in the ordinary course and pursuant to the reasonable requirements of the Company’s or such Restricted Subsidiary’s business and upon fair and reasonable terms no less favorable to the Company or such Restricted Subsidiary than would be obtainable in a comparable arm’s-length transaction with a Person not an Affiliate.
     Section 10.11 Line of Business. The Company will not, and will not permit any Restricted Subsidiary to, engage in any business if, as a result, the general nature of the business in which the Company and its Restricted Subsidiaries, taken as a whole, would then be engaged would be substantially changed from the general nature of the business in which the Company and its Restricted Subsidiaries, taken as a whole, are engaged on the date of the Closing as described in the Memorandum.
     Section 10.12 Terrorism Sanctions Regulations. The Company will not, and will not permit any Subsidiary to, (a) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti-Terrorism Order or (b) to the best of the Company’s knowledge after reasonable investigation, engage in any dealings or transactions with any such Person.
     Section 10.13 Limitation on Restrictive Agreements. The Company will not, and will not permit any of its Subsidiaries or Affiliates to, enter into any agreement or instrument that expressly prohibits the Company from entering into any amendment, supplement, restatement or other modification to this Agreement.
SECTION 11. Events of Default.
     An “Event of Default” shall exist if any of the following conditions or events shall occur and be continuing:
     (a) the Company defaults in the payment of any principal, Prepayment Premium or Breakage Amount on any Note when the same becomes due and payable, whether at maturity or at a date fixed for prepayment or by declaration or otherwise; or
     (b) the Company defaults in the payment of any interest on any Note for more than five Business Days after the same becomes due and payable; or
     (c) the Company defaults in the performance of or compliance with any term contained in Section 7.1(d) or Section 10; or
     (d) the Company defaults in the performance of or compliance with any term contained herein (other than those referred to in Sections 11(a), (b) and (c)) and such default is not remedied within 30 days after the earlier of (1) a Responsible Officer of the Company obtaining actual knowledge of such default and (2) the Company receiving written notice of such default from any holder of a Note (any such written notice to be identified as a “notice of default” and to refer specifically to this Section 11(d)); or
     (e) any representation or warranty made in writing by or on behalf of the Company or by any officer of the Company or by any Subsidiary Guarantor or any officer of a Subsidiary Guarantor in this Agreement, the Subsidiary Guaranty Agreement or any Security Document, or in any writing furnished in connection with the transactions contemplated hereby or thereby, proves to have been false or incorrect in any material respect on the date as of which made; or
     (f) (1) the Company or any Restricted Subsidiary is in default (as principal or as guarantor or other surety) in the payment of any principal of or premium or make-whole amount or interest (in the payment amount of at least $100,000) on any Debt that is outstanding in an aggregate principal amount of at least $10,000,000 beyond any period of grace provided with respect thereto, (2) the Company or any Restricted Subsidiary is in default in the performance of or compliance with any term (other than any term that constitutes a Change in Control for which clause (3) of this paragraph shall apply) of any evidence of any Debt in an aggregate outstanding principal amount of at least $10,000,000 or of any mortgage, indenture or other agreement relating thereto or any other condition exists, and as a consequence of such default or condition such Debt has become, or has been declared (or one or more Persons are entitled to declare such Debt to be), due and payable before its stated maturity or before its regularly scheduled dates of payment, (3) the Company or any Restricted Subsidiary is in default of Section 8.01(k) of the Bank Credit Agreement or any comparable provision in any other evidence of Debt in an aggregate principal amount of at least $10,000,000 or of any mortgage, indenture or other agreement relating thereto and as a consequence of such default such

Debt has become, or has been declared, due and payable before its stated maturity or before its regularly scheduled dates of payment or (4) as a consequence of the occurrence or continuation of any event or condition (other than the passage of time or the right of the holder of Debt to convert such Debt into equity interests), (i) the Company or any Restricted Subsidiary has become obligated to purchase or repay Debt before its regular maturity or before its regularly scheduled dates of payment in an aggregate outstanding principal amount of at least $10,000,000 or (ii) one or more Persons have the right to require the Company or any Restricted Subsidiary so to purchase or repay such Debt; or
     (g) the Company, any Subsidiary Guarantor or any Material Subsidiary (1) is generally not paying, or admits in writing its inability to pay, its debts as they become due, (2) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (3) makes an assignment for the benefit of its creditors, (4) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, (5) is adjudicated as insolvent or to be liquidated or (6) takes corporate action for the purpose of any of the foregoing; or
     (h) a court or Governmental Authority of competent jurisdiction enters an order appointing, without consent by the Company, any Subsidiary Guarantor or any Material Subsidiary, a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or for liquidation or to take advantage of any bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Company, any Subsidiary Guarantor or any Material Subsidiary, or any such petition shall be filed against the Company, any Subsidiary Guarantor or any Material Subsidiary and such petition shall not be dismissed within 60 days; or
     (i) a final judgment or judgments for the payment of money aggregating in excess of $10,000,000 (to the extent not covered by independent third-party insurance as to which the insurer does not dispute coverage) are rendered against one or more of the Company and the Restricted Subsidiaries and which judgments are not, within 60 days after entry thereof, bonded, discharged or stayed pending appeal, or are not discharged within 60 days after the expiration of such stay; or
     (j) if (1) any Plan shall fail to satisfy the minimum funding standards of ERISA or the Code for any plan year or part thereof or a waiver of such standards or extension of any amortization period is sought or granted under Section 412 of the Code, (2) a notice of intent to terminate any Pension Plan shall have been or is reasonably expected to be filed with the PBGC or the PBGC shall have instituted proceedings under ERISA Section 4042 to terminate or appoint a trustee to administer any Pension Plan or the PBGC shall have notified the Company or any ERISA Affiliate that a Pension Plan may become a subject of any such proceedings, (3) the aggregate “amount of unfunded benefit liabilities” (within the meaning of Section 4001(a)(18) of ERISA) under all

Pension Plans, determined in accordance with Title IV of ERISA, shall exceed $10,000,000, (4) the Company or any ERISA Affiliate shall have incurred or is reasonably expected to incur any liability pursuant to Title I or IV of ERISA or the penalty or excise tax provisions of the Code relating to employee benefit plans, (5) the Company or any ERISA Affiliate withdraws from any Multi-employer Plan or (6) the Company or any Subsidiary establishes or amends any employee welfare benefit plan that provides post-employment welfare benefits in a manner that would increase the liability of the Company or any Subsidiary thereunder; and any such event or events described in clauses (1) through (6) above, either individually or together with any other such event or events, would reasonably be expected to have a Material Adverse Effect; or
     (k) the Company or any Subsidiary Guarantor defaults in the performance of or compliance with any term contained in any Security Document to which it is a party and such default is not remedied within the period of grace, if any, allowed with respect thereto or any Security Document shall cease to be in full force and effect for any reason whatsoever or any Security Document shall fail or cease to create a valid and perfected first priority Lien on or in any Collateral purported to be covered thereby or the Company or any Subsidiary Guarantor shall contest or deny in writing the validity or enforceability of any Lien granted under any Security Document or any of its obligations thereunder; or
     (l) any Subsidiary Guarantor defaults in the performance of or compliance with any term contained in the Subsidiary Guaranty Agreement and such default is not remedied within the period of grace, if any, allowed with respect thereto or the Subsidiary Guaranty Agreement shall cease to be in full force and effect for any reason whatsoever, or any Subsidiary Guarantor shall contest or deny in writing the validity or enforceability of the Subsidiary Guaranty Agreement or any of its obligations thereunder.
As used in Section 11(j), the terms “employee benefit plan” and “employee welfare benefit plan” shall have the respective meanings assigned to such terms in Section 3 of ERISA.
SECTION 12.Remedies on Default, Etc.
     Section 12.1 Acceleration.
     (a) If an Event of Default with respect to the Company described in Section 11(g) or (h) (other than an Event of Default described in clause (1) of Section 11(g) or described in clause (6) of Section 11(g) by virtue of the fact that such clause encompasses clause (1) of Section 11(g)) has occurred, all the Notes then outstanding shall automatically become immediately due and payable.
     (b) If any other Event of Default has occurred and is continuing, the Required Holders may at any time at their option, by notice or notices to the Company, declare all the Notes then outstanding to be immediately due and payable.
     (c) If any Event of Default described in Section 11(a) or (b) has occurred and is continuing, any holder or holders of Notes at the time outstanding affected by such Event of Default may at any time, at its or their option, by notice or notices to the Company, declare all the Notes held by it or them to be immediately due and payable.

     Upon any Notes becoming due and payable under this Section 12.1, whether automatically or by declaration, such Notes will forthwith mature and the entire unpaid principal amount of such Notes, plus (1) all accrued and unpaid interest thereon (including, but not limited to, interest accrued thereon at the Default Rate), (2) the Prepayment Premium, if any, determined in respect of such principal amount (to the full extent permitted by applicable law) and (3) the Breakage Amount, if any, shall all be immediately due and payable, in each and every case without presentment, demand, protest or further notice, all of which are hereby waived. The Company acknowledges, and the parties hereto agree, that each holder of a Note has the right to maintain its investment in the Notes free from repayment by the Company (except as herein specifically provided for), and that the provision for payment of the Prepayment Premium, if any, by the Company in the event that the Notes are prepaid or are accelerated as a result of an Event of Default, is intended to provide compensation for the deprivation of such right under such circumstances.
     Section 12.2 Other Remedies. If any Default or Event of Default has occurred and is continuing, and irrespective of whether any Notes have become or have been declared immediately due and payable under Section 12.1, the holder of any Note at the time outstanding may proceed to protect and enforce the rights of such holder by an action at law, suit in equity or other appropriate proceeding, whether for the specific performance of any agreement contained herein or in any Note, or for an injunction against a violation of any of the terms hereof or thereof, or in aid of the exercise of any power granted hereby or thereby or by law or otherwise.
     Section 12.3 Rescission. At any time after any Notes have been declared due and payable pursuant to Section 12.1(b) or (c), the Required Holders, by written notice to the Company, may rescind and annul any such declaration and its consequences if (a) the Company has paid all overdue interest on the Notes, all principal of, Prepayment Premium, if any, and Breakage Amount, if any, on any Notes that are due and payable and are unpaid other than by reason of such declaration, and all interest on such overdue principal, Prepayment Premium, if any, and Breakage Amount, if any, and (to the extent permitted by applicable law) any overdue interest in respect of the Notes, at the Default Rate, (b) neither the Company nor any other Person shall have paid any amounts which have become due solely by reason of such declaration, (c) all Events of Default and Defaults, other than non-payment of amounts that have become due solely by reason of such declaration, have been cured or have been waived pursuant to Section 17 and (d) no judgment or decree has been entered for the payment of any monies due pursuant hereto or to the Notes. No rescission and annulment under this Section 12.3 will extend to or affect any subsequent Event of Default or Default or impair any right consequent thereon.
     Section 12.4 No Waivers or Election of Remedies, Expenses, Etc. No course of dealing and no delay on the part of any holder of any Note in exercising any right, power or remedy shall operate as a waiver thereof or otherwise prejudice such holder’s rights, powers or remedies. No right, power or remedy conferred by this Agreement, by any Note, by the Subsidiary Guaranty Agreement or by any Security Document upon any holder of Notes shall be exclusive of any other right, power or remedy referred to herein or therein or now or hereafter available at law, in equity, by statute or otherwise. Without limiting the obligations of the Company under Section 15, the Company will pay to the holder of each Note on demand such further amount as shall be sufficient to cover all costs and expenses of such holder incurred in any enforcement or collection under this Section 12, including, without limitation, reasonable attorneys’ fees, expenses and disbursements.
SECTION 13. Registration; Exchange; Substitution of Notes.
     Section 13.1 Registration of Notes. The Company shall keep at its principal executive office a register for the registration and registration of transfers of Notes. The name and address of each holder of one or more Notes, each transfer thereof and the name and address of each transferee of one or more Notes shall be registered in such register. Prior to due presentment for registration of transfer, the Person in whose name any Note shall be registered shall be deemed and treated as the owner and holder thereof for all purposes hereof, and the Company shall not be affected by any notice or knowledge to the contrary. The Company shall give to any holder of a Note that is an Institutional Investor promptly upon request therefor, a complete and correct copy of the names and addresses of all registered holders of Notes.
     Section 13.2 Transfer and Exchange of Notes. Upon surrender of any Note to the Company at the address and to the attention of the designated officer (all as specified in Section 18(3)), for registration of transfer or exchange (and in the case of a surrender for registration of transfer accompanied by a written instrument of transfer duly executed by the registered holder of such Note or such holder’s attorney duly authorized in writing and accompanied by the relevant name, address and other information for notices of each transferee of such Note or part thereof), within 10 Business Days thereafter, the Company shall execute and deliver, at the Company’s expense (except as provided below), one or more new Notes (as requested by the holder thereof) in exchange therefor, in an aggregate principal amount equal to the unpaid principal amount of the surrendered Note. Each such new Note shall be payable to such Person as such holder may request and shall be substantially in the form of Exhibit 1. Each such new Note shall be dated and bear interest from the date to which interest shall have been paid on the surrendered Note or dated the date of the surrendered Note if no interest shall have been paid thereon. The Company may require payment of a sum sufficient to cover any stamp tax or governmental charge imposed in respect of any such transfer of Notes. Notes shall not be transferred in denominations of less than $2,000,000, provided that if necessary to enable the registration of transfer by a holder of its entire holding of Notes, one Note may be in a denomination of less than $2,000,000. Any transferee, by its acceptance of a Note registered in its name (or the name of its nominee), shall be deemed to have made the representation set forth in Section 6.3.
     The Notes have not been registered under the Securities Act or under the securities laws of any state and may not be transferred or resold unless registered under the Securities Act and all applicable state securities laws or unless an exemption from the requirement for such registration is available.
     Section 13.3 Replacement of Notes. Upon receipt by the Company at the address and to the attention of the designated officer (all as specified in Section 18(3)) of evidence reasonably satisfactory to it of the ownership of and the loss, theft, destruction or mutilation of any Note (which evidence shall be, in the case of an Institutional Investor, notice from such Institutional Investor of such ownership and such loss, theft, destruction or mutilation), and

     (a) in the case of loss, theft or destruction, of indemnity reasonably satisfactory to it (provided that if the holder of such Note is, or is a nominee for, an original Purchaser or another holder of a Note with a minimum net worth of at least $50,000,000 or that is a Qualified Institutional Buyer, such Person’s own unsecured agreement of indemnity shall be deemed to be satisfactory), or
     (b) in the case of mutilation, upon surrender and cancellation thereof, within 10 Business Days thereafter, the Company at its own expense shall execute and deliver, in lieu thereof, a new Note, dated and bearing interest from the date to which interest shall have been paid on such lost, stolen, destroyed or mutilated Note or dated the date of such lost, stolen, destroyed or mutilated Note if no interest shall have been paid thereon.
SECTION 14. Payments on Notes.
     Section 14.1 Place of Payment. Subject to Section 14.2, payments of principal, Prepayment Premium, if any, Breakage Amount, if any, and interest becoming due and payable on the Notes shall be made in New York, New York at the principal office of Bank of America, N.A., in such jurisdiction. The Company may at any time, by notice to each holder of a Note, change the place of payment of the Notes so long as such place of payment shall be either the principal office of the Company in such jurisdiction or the principal office of a bank or trust company in such jurisdiction.
     Section 14.2 Home Office Payment. So long as any Purchaser or its nominee shall be the holder of any Note, and notwithstanding anything contained in Section 14.1 or in such Note to the contrary, the Company will pay all sums becoming due on such Note for principal, Prepayment Premium, if any, Breakage Amount, if any, and interest by the method and at the address specified for such purpose below such Purchaser’s name in Schedule A, or by such other method or at such other address as such Purchaser shall have from time to time specified to the Company in writing for such purpose, without the presentation or surrender of such Note or the making of any notation thereon, except that upon written request of the Company made concurrently with or reasonably promptly after payment or prepayment in full of any Note, such Purchaser shall surrender such Note for cancellation, reasonably promptly after any such request, to the Company at its principal executive office or at the place of payment most recently designated by the Company pursuant to Section 14.1. Prior to any sale or other disposition of any Note held by any Purchaser or its nominee such Purchaser will, at its election, either endorse thereon the amount of principal paid thereon and the last date to which interest has been paid thereon or surrender such Note to the Company in exchange for a new Note or Notes pursuant to Section 13.2. The Company will afford the benefits of this Section 14.2 to any Institutional Investor that is the direct or indirect transferee of any Note purchased by a Purchaser under this Agreement and that has made the same agreement relating to such Note as the Purchasers have made in this Section 14.2.
SECTION 15. Expenses, Etc.
     Section 15.1 Transaction Expenses. Whether or not the transactions contemplated hereby are consummated, the Company will pay all costs and expenses (including reasonable attorneys’ fees of a special counsel and, if reasonably required by the Required Holders, local or other counsel) incurred by the Purchasers and each other holder of a Note in connection with such transactions and in connection with any amendments, waivers or consents under or in respect of this Agreement, the Notes, the Subsidiary Guaranty Agreement or any Security Document (whether or not such amendment, waiver or consent becomes effective), including, without limitation: (a) the costs and expenses incurred in enforcing or defending (or determining whether or how to enforce or defend) any rights under this Agreement, the Notes, the Subsidiary Guaranty Agreement or any Security Document or in responding to any subpoena or other legal process or informal investigative demand issued in connection with this Agreement, the Notes, the Subsidiary Guaranty Agreement or any Security Document or by reason of being a holder of any Note, (b) the costs and expenses, including financial advisors’ fees, incurred in connection with the insolvency or bankruptcy of the Company or any Subsidiary or in connection with any work-out or restructuring of the transactions contemplated hereby, by the Subsidiary Guaranty Agreement or by any Security Document. The Company will pay, and will save each Purchaser and each other holder of a Note harmless from, all claims in respect of any fees, costs or expenses, if any, of brokers and finders (other than those, if any, retained by a Purchaser or other holder in connection with its purchase of the Notes).
     Section 15.2 Survival. The obligations of the Company under this Section 15 will survive the payment or transfer of any Note, the enforcement, amendment or waiver of any provision of this Agreement, the Notes, the Subsidiary Guarantor Agreement or any Security Document and the termination of this Agreement, the Notes, the Subsidiary Guaranty Agreement or any Security Document.
SECTION 16. Survival of Representations and Warranties; Entire Agreement.
     All representations and warranties contained herein shall survive the execution and delivery of this Agreement and the Notes, the purchase or transfer by any Purchaser of any Note or portion thereof or interest therein and the payment of any Note, and may be relied upon by any subsequent holder of a Note, regardless of any investigation made at any time by or on behalf of such Purchaser or any other holder of a Note. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant to this Agreement shall be deemed representations and warranties of the Company under this Agreement. Subject to the preceding sentence, this Agreement and the Notes embody the entire agreement and understanding between each Purchaser and the Company and supersede all prior agreements and understandings relating to the subject matter hereof.
SECTION 17. Amendment and Waiver.
     Section 17.1 Requirements. This Agreement and the Notes may be amended, and the observance of any term hereof or of the Notes may be waived (either retroactively or prospectively), with (and only with) the written consent of the Company and the Required Holders, except that (a) no amendment or waiver of any of the provisions of Section 1, 2, 3, 4, 5, 6 or 21 hereof, or any defined term (as it is used therein), will be effective as to any holder of a Note unless consented to by such holder in writing and (b) no such amendment or waiver may, without the written consent of the holder of each Note at the time outstanding affected thereby, (1) subject to the provisions of Section 12 relating to acceleration or rescission, change the amount or time of any prepayment or payment of principal of, or reduce the rate or change the time of payment or method of computation of interest or of the Prepayment Premium or Breakage Amount on, the Notes, (2) change the percentage of the principal amount of the Notes the holders of which are required to consent to any such amendment or waiver, (3) amend any of Sections 8, 11(a), 11(b), 12, 17 or 20, (4) except as otherwise provided herein, release any Subsidiary Guarantor of its obligations under the Subsidiary Guaranty Agreement or (5) except as otherwise provided in the Security Documents, release any Collateral from the Lien of the Security Documents.
Section 17.2 Solicitation of Holders of Notes.
     (a) Solicitation. The Company will provide each holder of Notes (irrespective of the amount of Notes then owned by it) with sufficient information, sufficiently far in advance of the date a decision is required, to enable such holder to make an informed and considered decision with respect to any proposed amendment, waiver or consent in respect of any of the provisions hereof or of the Notes. The Company will deliver executed or true and correct copies of each amendment, waiver or consent effected pursuant to the provisions of this Section 17 to each holder of outstanding Notes promptly following the date on which it is executed and delivered by, or receives the consent or approval of, the requisite holders of Notes.
     (b) Payment. The Company will not, directly or indirectly, pay or cause to be paid any remuneration, whether by way of supplemental or additional interest, fee or otherwise, or grant any security or provide other credit support, to any holder of Notes as consideration for or as an inducement to the entering into by any holder of Notes of any waiver or amendment of any of the terms and provisions hereof unless such remuneration is concurrently paid, or security is concurrently granted or other credit support concurrently provided, on the same terms, ratably to each holder of Notes then outstanding even if such holder did not consent to such waiver or amendment.
     (c) Consent in Contemplation of Transfer. Any consent made pursuant to this Section 17 by a holder of Notes that has transferred or has agreed to transfer its Notes to the Company or any Affiliate and has provided or has agreed to provide such written consent as a condition to such transfer shall be void and of no force or effect except solely as to such holder, and any amendments effected or waivers granted or to be effected or granted that would not have been or would not be so effected or granted but for such consent (and the consents of all other holders of Notes that were acquired under the same or similar conditions) shall be void and of no force or effect except solely as to such holder.
     Section 17.3 Binding Effect, Etc. Any amendment or waiver consented to as provided in this Section 17 applies equally to all holders of Notes and is binding upon them and upon each future holder of any Note and upon the Company without regard to whether such Note has been marked to indicate such amendment or waiver. No such amendment or waiver will extend to or affect any obligation, covenant, agreement, Default or Event of Default not expressly amended or waived or impair any right consequent thereon. No course of dealing between the Company and the holder of any Note nor any delay in exercising any rights hereunder, under any Note, under the Subsidiary Guaranty Agreement or under any Security Document shall operate as a waiver of any rights of any holder of such Note. As used herein, the term “this Agreement” and references thereto shall mean this Agreement as it may from time to time be amended or supplemented.
     Section 17.4 Notes Held by the Company, Etc. Solely for the purpose of determining whether the holders of the requisite percentage of the aggregate principal amount of Notes then outstanding approved or consented to any amendment, waiver or consent to be given under this Agreement or the Notes, or have directed the taking of any action provided herein or in the Notes to be taken upon the direction of the holders of a specified percentage of the aggregate principal amount of Notes then outstanding, Notes directly or indirectly owned by the Company or any Affiliate shall be deemed not to be outstanding.
SECTION 18. Notices.
     All notices and communications provided for hereunder shall be in writing and sent (a) by telecopy if the sender on the same day sends a confirming copy of such notice by a recognized overnight delivery service (charges prepaid), (b) by registered or certified mail with return receipt requested (postage prepaid) or (c) by a recognized overnight delivery service (charges prepaid). Any such notice must be sent:
     (1) if to any Purchaser or its nominee, to such Purchaser or nominee at the address specified for such communications in Schedule A, or at such other address as such Purchaser or its nominee shall have specified to the Company in writing,
     (2) if to any other holder of any Note, to such holder at such address as such other holder shall have specified to the Company in writing, or
     (3) if to the Company, to the Company at the address set forth at the beginning hereof to the attention of its Chief Financial Officer, or at such other address as the Company shall have specified to the holder of each Note in writing.
Notices under this Section 18 will be deemed given only when actually received.
SECTION 19. Reproduction of Documents.
     This Agreement and all documents relating hereto, including, without limitation, (a) consents, waivers and modifications that may hereafter be executed, (b) documents received by any Purchaser at the Closing (except the Notes themselves) and (c) financial statements, certificates and other information previously or hereafter furnished to any holder of Notes, may be reproduced by such holder by any photographic, photostatic, electronic, digital or other similar process and such holder may destroy any original document so reproduced. The Company agrees and stipulates that, to the extent permitted by applicable law, any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by such holder of the Notes in the regular course of business) and any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

This Section 19 shall not prohibit the Company or any other holder of Notes from contesting any such reproduction to the same extent that it could contest the original, or from introducing evidence to demonstrate the inaccuracy of any such reproduction.
SECTION 20. Confidential Information.
     For the purposes of this Section 20, “Confidential Information” shall mean information delivered to any Purchaser by or on behalf of the Company or any Subsidiary in connection with the transactions contemplated by or otherwise pursuant to this Agreement that is proprietary in nature and that was clearly marked or labeled or otherwise adequately identified when received by such Purchaser as being confidential information of the Company or such Subsidiary, provided that such term does not include information that (a) was publicly known or otherwise known to such Purchaser prior to the time of such disclosure, (b) subsequently becomes publicly known through no act or omission by such Purchaser or any Person acting on such Purchaser’s behalf, (c) otherwise becomes known to such Purchaser other than through disclosure by the Company or any Subsidiary or (d) constitutes financial statements delivered to such Purchaser under Section 7.1 that are otherwise publicly available. Each Purchaser will maintain the confidentiality of such Confidential Information in accordance with procedures adopted by such Purchaser in good faith to protect confidential information of third parties delivered to such Purchaser, provided that such Purchaser may deliver or disclose Confidential Information to (1) its directors, trustees, officers, employees, agents, attorneys and affiliates (to the extent such disclosure reasonably relates to the administration of the investment represented by its Notes), (2) its financial advisors and other professional advisors who agree to hold confidential the Confidential Information substantially in accordance with the terms of this Section 20, (3) any other holder of any Note, (4) any Institutional Investor to which such Purchaser sells or offers to sell such Note or any part thereof or any participation therein (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (5) any Person from which such Purchaser offers to purchase any security of the Company (if such Person has agreed in writing prior to its receipt of such Confidential Information to be bound by the provisions of this Section 20), (6) any federal or state regulatory authority having jurisdiction over such Purchaser, (7) the NAIC or the SVO or, in each case, any similar organization, or any nationally recognized rating agency that requires access to information about such Purchaser’s investment portfolio or (8) any other Person to which such delivery or disclosure may be necessary or appropriate (i) to effect compliance with any law, rule, regulation or order applicable to such Purchaser, (ii) in response to any subpoena or other legal process, (iii) in connection with any litigation to which such Purchaser is a party or (iv) if an Event of Default has occurred and is continuing, to the extent such Purchaser may reasonably determine such delivery and disclosure to be necessary or appropriate in the enforcement or for the protection of the rights and remedies under such Purchaser’s Notes, this Agreement, the Subsidiary Guaranty Agreement or any Security Document. Each holder of a Note, by its acceptance of a Note, will be deemed to have agreed to be bound by and to be entitled to the benefits of this Section 20 as though it were a party to this Agreement. On reasonable request by the Company in connection with the delivery to any holder of a Note of information required to be delivered to such holder under this Agreement or requested by such holder (other than a holder that is a party to this Agreement or its nominee), such holder will enter into an agreement with the Company embodying the provisions of this Section 20.

SECTION 21. Substitution of Purchaser.
     Each Purchaser shall have the right to substitute any one of its Affiliates as the purchaser of the Notes that such Purchaser has agreed to purchase hereunder, by written notice to the Company, which notice shall be signed by both such Purchaser and such Affiliate, shall contain such Affiliate’s agreement to be bound by this Agreement and shall contain a confirmation by such Affiliate of the accuracy with respect to it of the representations set forth in Section 6. Upon receipt of such notice, any reference to such Purchaser in this Agreement (other than in this Section 21), shall be deemed to refer to such Affiliate in lieu of such original Purchaser. In the event that such Affiliate is so substituted as a Purchaser hereunder and such Affiliate thereafter transfers to such original Purchaser all of the Notes then held by such Affiliate, upon receipt by the Company of notice of such transfer, any reference to such Affiliate as a “Purchaser” in this Agreement (other than in this Section 21), shall no longer be deemed to refer to such Affiliate, but shall refer to such original Purchaser, and such original Purchaser shall again have all the rights of an original holder of the Notes under this Agreement.
SECTION 22. Limitation on Interest.
     It is the intent of the Company and each holder of Notes to comply strictly with applicable usury laws, and the Company and each holder of Notes stipulate and agree that none of the terms and provisions contained in this Agreement or the Notes shall ever be construed to create a contract to pay, for the use, forbearance or detention of money, interest in excess of the maximum amount of interest permitted to be charged by applicable law from time to time in effect. If any excess of interest in such respect is hereby or in the Notes provided for or shall be adjudicated to be so provided in this Agreement or the Notes, the provisions of this Section 22 shall govern and prevail, and neither the Company nor any present or future guarantors, endorsers, or other Persons hereafter becoming liable for payment of the Notes shall ever be obligated to pay the excess amount of such interest. The provisions of this Section 22 shall control over all other provisions of this Agreement, the Notes, the Subsidiary Guaranty Agreement and the Security Documents that may be in conflict or apparent conflict herewith. Each holder of Notes expressly disavows any intention to charge, collect or contract for excessive unearned interest or finance charges in the event the maturity of the Notes is accelerated. If the maturity of any Note is accelerated for any reason, any amounts held to constitute interest which are then unearned and have theretofore been collected by any holder of Notes shall be applied as of the date of receipt thereof to reduce the principal balance of its Notes then outstanding and if the principal of such Notes has been paid in full, any remaining excess shall be forthwith paid to the Company. If any holder of Notes shall receive, collect or apply monies which are deemed to constitute interest which would otherwise increase the interest on its Notes to an amount in excess of that permitted to be charged by applicable law then in effect, all such sums deemed to constitute interest in excess of such legal limit shall be applied to reduce the principal balance of its Notes then outstanding or immediately returned to the Company or the other payor thereof upon such determination. All sums paid or agreed to be paid to any holder of Notes for the use, forbearance or detention of sums due hereunder or under the Notes shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of the Debt evidenced by its Notes until payment in full so that the rate or amount of interest on account of any Debt outstanding under its Notes does not exceed the maximum amount allowed by such applicable law. If at any time and from time to time (a) the amount of interest payable to any holder of Notes on any date shall, pursuant to this Section 22, be limited and (b) in respect of any subsequent interest computation period, the amount of interest otherwise payable to such holder would be less than the amount of interest payable to such holder computed at the maximum lawful rate, then the amount of interest payable to such holder in respect to such subsequent interest computation period shall continue to be computed at the maximum lawful rate until the total amount of interest payable to such holder shall equal the total amount of interest which would have been payable to such holder if the total amount of interest had been computed without giving effect to this Section 22.
SECTION 23. Miscellaneous.
     Section 23.1 Successors and Assigns. All covenants and other agreements contained in this Agreement by or on behalf of any of the parties hereto bind and inure to the benefit of their respective successors and assigns (including, without limitation, any subsequent holder of a Note) whether so expressed or not.
     Section 23.2 Payments Due on Non-Business Days. Anything in this Agreement or the Notes to the contrary notwithstanding (but without limiting the requirement in Section 8.4 that the notice of any optional prepayment specify a Business Day as the date fixed for such prepayment), any payment of principal of or Prepayment Premium, if any, Breakage Amount, if any, or interest on any Note that is due on a date other than a Business Day shall be made on the next succeeding Business Day without including the additional days elapsed in the computation of the interest payable on such next succeeding Business Day; provided that if such next succeeding Business Day would fall in the next calendar month, such payment shall be made on the next preceding Business Day; provided, further, that if the maturity date of any Note is a date other than a Business Day, the payment otherwise due on such maturity date shall be made on the next succeeding Business Day and shall include the additional days elapsed in the computation of interest payable on such next succeeding Business Day.
     Section 23.3 Accounting Terms. All accounting terms used herein which are not expressly defined in this Agreement have the meanings respectively given to them in accordance with GAAP. Except as otherwise specifically provided herein, (a) all computations made pursuant to this Agreement shall be made in accordance with GAAP and (b) all financial statements shall be prepared in accordance with GAAP.
     Section 23.4 Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall (to the full extent permitted by law) not invalidate or render unenforceable such provision in any other jurisdiction.
     Section 23.5 Construction, Etc. Each covenant contained herein shall be construed (absent express provision to the contrary) as being independent of each other covenant contained herein, so that compliance with any one covenant shall not (absent such an express contrary provision) be deemed to excuse compliance with any other covenant. Where any provision herein refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.
     For the avoidance of doubt, all Schedules and Exhibits attached to this Agreement shall be deemed a part hereof.
     Section 23.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute one instrument. Each counterpart may consist of a number of copies hereof, each signed by less than all, but together signed by all, of the parties hereto.
     Section 23.7 Governing Law. This Agreement shall be construed and enforced in accordance with, and the rights of the parties shall be governed by, the law of the State of New York excluding choice-of-law principles of the law of such State that would require the application of the laws of a jurisdiction other than such State.
     Section 23.8 Jurisdiction and Process; Waiver of Jury Trial.
     (a) The Company irrevocably submits to the non-exclusive jurisdiction of any New York State or federal court sitting in the Borough of Manhattan, The City of New York, over any suit, action or proceeding arising out of or relating to this Agreement or the Notes. To the fullest extent permitted by applicable law, the Company irrevocably waives and agrees not to assert, by way of motion, as a defense or otherwise, any claim that it is not subject to the jurisdiction of any such court, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.
     (b) The Company consents to process being served by or on behalf of any holder of Notes in any suit, action or proceeding of the nature referred to in Section 23.8(a) by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, return receipt requested, to it at its address specified in Section 18 or at such other address of which such holder shall then have been notified pursuant to said Section. The Company agrees that such service upon receipt (1) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (2) shall, to the fullest extent permitted by applicable law, be taken and held to be valid personal service upon and personal delivery to it. Notices hereunder shall be conclusively presumed received as evidenced by a delivery receipt furnished by the United States Postal Service or any reputable commercial delivery service.
     (c) Nothing in this Section 23.8 shall affect the right of any holder of a Note to serve process in any manner permitted by law, or limit any right that the holders of any of the Notes may have to bring proceedings against the Company in the courts of any appropriate jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction.

     (d) The parties hereto hereby waive trial by jury in any action brought on or with respect to this Agreement, the Notes or any other document executed in connection herewith or therewith.
* * * * *

     The execution hereof by the Purchasers shall constitute a contract among the Company and the Purchasers for the uses and purposes hereinabove set forth.

EGL, Inc.

By:	/s/ Elijio V. Serrano

Name: Elijio V. Serrano
Title: Chief Financial Officer

This Agreement is hereby accepted and agreed to as of the date thereof.

AIG Annuity Insurance Company

SunAmerica Life Insurance Company

	By:	AIG Global Investment Corp., Investment Adviser

		By:	/s/ Peter DeFazio

Name: Peter DeFazio
Title: Vice President

This Agreement is hereby accepted and agreed to as of the date thereof.

Massachusetts Mutual Life Insurance Company

	By:	Babson Capital Management LLC, as Investment Adviser

		By:	/s/ Jeffrey A. Dominick

Name: Jeffrey A. Dominick
Title: Managing Director

This Agreement is hereby accepted and agreed to as of the date thereof.

C.M. Life Insurance Company

	By:	Babson Capital Management LLC, as Sub-Investment Adviser

		By:	/s/ Jeffrey A. Dominick

Name: Jeffrey A. Dominick
Title: Managing Director

This Agreement is hereby accepted and agreed to as of the date thereof.

Hakone Fund LLC

	By:	Babson Capital Management LLC, as Investment Manager

		By:	/s/ Jeffrey A. Dominick

Name: Jeffrey A. Dominick
Title: Managing Director

This Agreement is hereby accepted and agreed to as of the date thereof.

MassMutual Asia Limited

	By:	Babson Capital Management LLC, as Investment Adviser

		By:	/s/ Jeffrey A. Dominick

Name: Jeffrey A. Dominick
Title: Managing Director

This Agreement is hereby accepted and agreed to as of the date thereof.

Connecticut General Life Insurance Company

	By:	CIGNA Investments, Inc. (authorized agent)

		By:	/s/ Leonard Mazlish

Name: Leonard Mazlish
Title: Managing Director

This Agreement is hereby accepted and agreed to as of the date thereof.

Principal Life Insurance Company

	By:	Principal Global Investors, LLC a Delaware limited liability company, its authorized signatory

		By:	/s/ Colin Pennycooke

Name: Colin Pennycooke
Title: Counsel

		By:	/s/ Elizabeth D. Swanson

Name: Elizabeth D. Swanson Title: Counsel

This Agreement is hereby accepted and agreed to as of the date thereof.

Banc of America Securities LLC

	By:	/s/ John J. DeCoursey

Name: John J. DeCoursey
Title: Principal

Defined Terms
     As used herein, the following terms have the respective meanings set forth below or set forth in the Section hereof following such term:
     “Acquisition” shall mean the acquisition by any Person of (a) a majority of the equity interests of another Person, (b) all or substantially all of the assets of another Person or (c) all or substantially all of a line of business of another Person, in each case (1) whether or not involving a merger or a consolidation with such other Person and (2) whether in one transaction or a series of related transactions.
     “Acquisition Consideration” shall mean the consideration given by the Company or any Restricted Subsidiary for an Acquisition, including but not limited to the sum of (without duplication) (a) the fair market value of any cash, property (including equity interests) or services given, plus (b) the amount of any indebtedness assumed, incurred or guaranteed (to the extent not otherwise included) in connection with such Acquisition by the Company or any Restricted Subsidiary.
     “Adjusted LIBOR Rate” shall mean, for any Interest Period, a rate per annum equal to 1.65% plus LIBOR for such Interest Period.
     “Affiliate” shall mean, at any time, and with respect to any Person, any other Person that at such time directly or indirectly through one or more intermediaries Controls, or is Controlled by, or is under common Control with, such first Person, and, with respect to the Company, shall include any Person beneficially owning or holding, directly or indirectly, 10% or more of any class of voting or equity interests of the Company or any of its Subsidiaries or any Person of which the Company and its Subsidiaries beneficially own or hold, in the aggregate, directly or indirectly, 10% or more of any class of voting or equity interests. As used in this definition, “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise. Unless the context otherwise clearly requires, any reference to an “Affiliate” is a reference to an Affiliate of the Company.
     “Anti-Terrorism Order” shall mean Executive Order No. 13,224 of September 24, 2001, Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit or Support Terrorism, 66 U.S. Fed. Reg. 49, 079 (2001), as amended.
     “Asset Coverage Ratio” shall mean, as of any date of determination, the ratio of (a) book accounts receivable of the Company and its Restricted Subsidiaries as at such date as set forth on the Company’s consolidated balance sheet prepared in accordance with GAAP to (b) Consolidated Net Debt.
     “Available Acquisition Amount” shall mean, for any fiscal year of the Company, an amount equal to 100% of Consolidated EBITDA for the immediately preceding fiscal year.
     “Available Dividend Amount” shall mean, for any fiscal year of the Company, an amount equal to the sum of (a) $25,000,000, plus (b) the product of (1) .50, multiplied by (2) Consolidated Net Income for the immediately preceding fiscal year.
Schedule B
(to Note Purchase Agreement)

     “Bank Credit Agreement” shall mean that certain First Amended and Restated Credit Agreement dated as of September 30, 2005 among the Company, as Borrower, Bank of America, N.A., as Administrative Agent, Swing Line Lender and L/C Issuer, Wachovia Bank, National Association, as Syndication Agent, JPMorgan Chase Bank, N.A. and Harris N.A., as Co-Documentation Agents, and the other Lenders party thereto, as the same may be amended, supplemented, replaced, restated or otherwise modified from time to time.
     “Bank Lenders shall mean the lenders from time to time party to the Bank Credit Agreement.
     “Breakage Amount” shall mean any loss, cost or expense reasonably incurred by any holder of a Note as a result of any payment or prepayment of any Note on a day other than a regularly scheduled Interest Payment Date or at scheduled maturity thereof (whether voluntary, mandatory, automatic, by reason of acceleration or otherwise), and any loss or expense arising from the liquidation or reemployment of funds obtained by such holder or from fees payable to terminate the deposits from which such funds were obtained; provided that any such loss, cost or expense shall be limited to the time period from the date of such prepayment through the earlier of (a) the next Interest Payment Date and (b) the maturity date of the Notes. Each holder shall determine the Breakage Amount with respect to the principal amount of its Notes then being paid or prepaid (or required to be paid or prepaid) by written notice to the Company setting forth such determination in reasonable detail not less than two Business Days prior to the date of prepayment in the case of any prepayment pursuant to Section 8.2 and not more than 10 Business Days after any payment required by Section 12.1. Each such determination shall be conclusive absent manifest error.
     “Business Day” shall mean (a) for purposes of determining the Adjusted LIBOR Rate only, any day other than a Saturday, a Sunday or a day on which dealings in Dollars are not carried on in the London interbank market and (b) for the purposes of any other provision of this Agreement, any day other than a Saturday, a Sunday or a day on which commercial banks in New York, New York or Houston, Texas are required or authorized to be closed.
     “Capital Lease” shall mean, at any time, a lease with respect to which the lessee is required concurrently to recognize the acquisition of an asset and the incurrence of a liability in accordance with GAAP.
     “Capital Lease Obligations” shall mean, with respect to any Person and a Capital Lease, the amount of the obligation of such Person as the lessee under such Capital Lease which would, in accordance with GAAP, appear as a liability on a balance sheet of such Person.
     “Cash Equivalents” shall mean (a) Dollars; (b) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof or any state having maturities of not more than 180 days; (c) certificates of deposit, LIBOR time deposits, bankers’ acceptances with maturities not exceeding 180 days and overnight bank deposits, in each case with any Bank Lender or any domestic commercial bank or U.S. branch of a foreign commercial bank having capital and surplus in excess of $250 million and a Thompson Bank Watch Rating of “B” or better; (d) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (b) and (c) above entered into with any financial institution meeting the qualifications specified in said clause (c); (e) commercial paper having the highest rating obtainable from Moody’s Investors Service, Inc. or Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc. and in each case maturing within 180 days after the date of acquisition or a fund which purchases such commercial paper and (f) mutual funds that purchase the types of investments referred to in (a) through (e) above.
     “Change in Control” is defined in Section 8.7(h).
     “Change in Control Proposed Prepayment Date” is defined in Section 8.7(c).
     “Closing” is defined in Section 3.
     “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the rules and regulations promulgated thereunder from time to time.
     “Collateral” shall mean the property in which Liens have been granted pursuant to the Security Documents whether such Liens are now existing or hereafter arise.
     “Collateral Agent” shall mean Bank of America, N.A., in its capacity as Collateral Agent under the Intercreditor Agreement, together with its successors and permitted assigns in such capacity.
     “Company” is defined in the first paragraph of this Agreement and shall include any successor that becomes such in the manner prescribed in Section 10.9.
     “Confidential Information” is defined in Section 20.
     “Consolidated Debt” shall mean, as of any date of determination, all Debt of the Company and its Restricted Subsidiaries outstanding on such date, after eliminating all offsetting debits and credits between the Company and its Restricted Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Restricted Subsidiaries in accordance with GAAP.
     “Consolidated EBIT” shall mean, with respect to any period, the sum of (a) Consolidated Net Income for such period plus, (b) to the extent deducted in determining such Consolidated Net Income and without duplication, (1) Consolidated Interest Expense for such period, (2) income tax expense of the Company and its Restricted Subsidiaries for such period and (3) other non-cash charges of the Company and its Restricted Subsidiaries for such period and minus (c) to the extent added in determining such Consolidated Net Income and without duplication, (1) income tax credits of the Company and its Restricted Subsidiaries for each period and (2) all non-cash items included in Consolidated Net Income for such period, all as determined in accordance with GAAP.
     “Consolidated EBITDA” shall mean, with respect to any period, the sum of (a) Consolidated EBIT for such period plus, (b) to the extent deducted in determining the Consolidated Net Income component of such Consolidated EBIT and without duplication, depreciation and amortization expense of the Company and its Restricted Subsidiaries for such period determined in accordance with GAAP. For purposes of calculating Consolidated EBITDA for any period of four consecutive fiscal quarters, if during such period the Company or any Restricted Subsidiary shall have acquired or disposed of any Person or acquired or disposed of all or substantially all of the operating assets of any Person, Consolidated EBITDA for such period shall be calculated after giving pro forma effect thereto as if such transaction occurred on the first day of such period.
     “Consolidated Interest Expense” shall mean, for any period, the gross interest expense of the Company and its Restricted Subsidiaries (including imputed interest on Capital Lease Obligations) deducted in the calculation of Consolidated Net Income for such period after eliminating offsetting debits and credits between the Company and its Restricted Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Restricted Subsidiaries in accordance with GAAP.
     “Consolidated Net Debt” shall mean, as of any date of determination, an amount equal to the result of (a) Consolidated Debt as of such date minus (b) the aggregate amount of unrestricted cash of the Company and its Restricted Subsidiaries as of such date in excess of $50,000,000.
     “Consolidated Net Debt to EBITDA Ratio” shall mean, as of any time, the ratio of (a) Consolidated Net Debt at such time to (b) Consolidated EBITDA for the period of four consecutive fiscal quarters ending on, or ended most recently prior to, such time.
     “Consolidated Net Income” shall mean, with respect to any period, the net income (or loss), before extraordinary items, of the Company and its Restricted Subsidiaries for such period (taken as a cumulative whole), as determined in accordance with GAAP, after eliminating all offsetting debits and credits between the Company and its Restricted Subsidiaries and all other items required to be eliminated in the course of the preparation of consolidated financial statements of the Company and its Restricted Subsidiaries in accordance with GAAP.
“Consolidated Net Worth” shall mean, as of the date of any determination thereof,
     (a) the total stockholders’ equity of the Company and its Restricted Subsidiaries that would be shown as stockholders’ equity on a balance sheet of the Company and its Restricted Subsidiaries prepared in accordance with GAAP at such time, minus
     (b) to the extent included in clause (a), all amounts properly attributable to minority interests, if any, in the stock and surplus of Restricted Subsidiaries.
     “Consolidated Total Assets” shall mean, as of the date of any determination thereof, the total assets of the Company and its Restricted Subsidiaries that would be shown as assets on a consolidated balance sheet of the Company and its Restricted Subsidiaries as of such time prepared in accordance with GAAP.
     “Control Event” is defined in Section 8.7(i).
     “Crane Family Member” is defined in Section 8.7(j).

     “Debt” shall mean, with respect to any Person, without duplication:
     (a) its liabilities for borrowed money;
     (b) its liabilities for the deferred purchase price of property acquired by such Person (excluding accounts payable and other accrued liabilities arising in the ordinary course of business but including, without limitation, all liabilities created or arising under any conditional sale or other title retention agreement with respect to any such property);
     (c) all its (1) Capital Lease Obligations and (2) liabilities which would appear on its balance sheet in accordance with GAAP in respect of Synthetic Leases assuming such Synthetic Leases were accounted for as Capital Leases;
     (d) all liabilities for borrowed money secured by any Lien with respect to any property owned by such Person (whether or not it has assumed or otherwise become liable for such liabilities);
     (e) all its liabilities in respect of letters of credit or instruments serving a similar function issued or accepted for its account by banks and other financial institutions (whether or not representing obligations for borrowed money), surety bonds and obligations in respect of customs duties;
     (f) Guaranties by such Person with respect to liabilities of a type described in any of clauses (a) through (e) hereof; and
     (g) all Debt of the types referred to in clauses (a) through (f) above of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a partner or joint venturer, unless such Debt is expressly made non-recourse to such Person; provided, however, that Guaranties in respect of (1) surety bonds and (2) custom duty obligations shall not be included in the calculation of Debt unless and until a claim is made in respect thereof.
     Debt of any Person shall include all obligations of such Person of the character described in clauses (a) through (g) to the extent such Person remains legally liable in respect thereof notwithstanding that any such obligation is deemed to be extinguished under GAAP.
     “Default” shall mean an event or condition the occurrence or existence of which would, with the lapse of time or the giving of notice or both, become an Event of Default.
     “Default Rate” as of any date shall mean that rate of interest that is 2.00% per annum above the then applicable Adjusted LIBOR Rate.
     “Disclosure Documents” is defined in Section 5.3.
     “Disposition” is defined in Section 10.8.

     “Dividends” shall mean any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other equity interest of the Company or any Restricted Subsidiary.
     “Dollars” or “$” shall mean lawful money of the United States of America.
     “Domestic” when used in connection with any Subsidiary, shall mean a Subsidiary that is organized under the laws of any political subdivision of the United States.
     “Electronic Delivery” is defined in Section 7.1(a).
     “Environmental Laws” shall mean any and all federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including but not limited to those related to Hazardous Materials.
     “Equity Interest Repurchase” shall mean any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any such capital stock or other equity interest or on account of any return of capital to the Company’s stockholders, partners or members (or the equivalent Person thereof).
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is treated as a single employer together with the Company under Section 414 of the Code.
     “Event of Default” is defined in Section 11.
     “Exchange Act” shall mean the Securities Exchange Act of 1934, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “GAAP” shall mean generally accepted accounting principles as in effect from time to time in the United States of America.
     “GAAP Only Consolidated Entity” shall mean each Person, other than a Subsidiary, that is required to be consolidated on the financial statements of the Company and its Subsidiaries in accordance with GAAP.
     “Governmental Authority” shall mean
     (a) the government of
     (1) the United States of America or any State or other political subdivision thereof, or

     (2) any other jurisdiction in which the Company or any Subsidiary conducts all or any part of its business, or which asserts jurisdiction over any properties of the Company or any Subsidiary, or
     (b) any entity exercising executive, legislative, judicial, regulatory or administrative functions of, or pertaining to, any such government.
     “Guaranty” shall mean, with respect to any Person, any obligation (except the endorsement in the ordinary course of business of negotiable instruments for deposit or collection) of such Person guaranteeing or in effect guaranteeing any Debt, dividend or other obligation of any other Person in any manner, whether directly or indirectly, including, without limitation, obligations incurred through an agreement, contingent or otherwise, by such Person:
     (a) to purchase such Debt or obligation or any property constituting security therefor;
     (b) to advance or supply funds (1) for the purchase or payment of such Debt or obligation or (2) to maintain any working capital or other balance sheet condition or any income statement condition of any other Person or otherwise to advance or make available funds for the purchase or payment of such Debt or obligation;
     (c) to lease properties or to purchase properties or services primarily for the purpose of assuring the owner of such Debt or obligation of the ability of any other Person to make payment of the Debt or obligation; or
     (d) otherwise to assure the owner of such Debt or obligation against loss in respect thereof.
     In any computation of the Debt or other liabilities of the obligor under any Guaranty, the Debt or other obligations that are the subject of such Guaranty shall be assumed to be direct obligations of such obligor.
     “Hazardous Material” shall mean any and all pollutants, toxic or hazardous wastes or other substances that might pose a hazard to health and safety, the removal of which may be required or the generation, manufacture, refining, production, processing, treatment, storage, handling, transportation, transfer, use, disposal, release, discharge, spillage, seepage, or filtration of which is or shall be restricted, prohibited or penalized by any applicable law including, but not limited to, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, petroleum, petroleum products, lead based paint, radon gas or similar restricted, prohibited or penalized substances.
     “holder” shall mean, with respect to any Note, the Person in whose name such Note is registered in the register maintained by the Company pursuant to Section 13.1.
     “INHAM Exemption” is defined in Section 6.3(e).
     “Institutional Investor” shall mean (a) any Purchaser of a Note, (b) any holder of a Note holding (together with one or more of its affiliates) more than $2,000,000 in aggregate principal amount of the Notes then outstanding, (c) any bank, trust company, savings and loan association or other financial institution, any pension plan, any investment company, any insurance company, any broker or dealer, or any other similar financial institution or entity, regardless of legal form and (d) any Related Fund of any holder of any Note.
     “Intercreditor Agreement” is defined in Section 4.6.
     “Interest Payment Date” shall mean the last day of each applicable Interest Period, provided that if an Interest Payment Date shall fall on a day which is not a Business Day, such Interest Payment Date shall be the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Payment Date shall be the next preceding Business Day.
     “Interest Period” shall mean the period of three months commencing on the date of the Closing and ending on the numerically corresponding day in the third succeeding month thereafter, and each successive period of three months thereafter commencing on the last day of the immediately preceding Interest Period, provided that in no event may any Interest Period end after the maturity date of the Notes.
     “Investment” shall mean, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of capital stock or other securities of another Person, (b) a loan, advance or capital contribution to, Guaranty or assumption of indebtedness of, or purchase or other acquisition of any other debt or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person and any arrangement pursuant to which the investor guarantees indebtedness of such other Person or (c) the purchase or other acquisition (in one transaction or a series of transactions) of assets of another Person that constitute a business unit. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such investment.
     “LIBOR” shall mean, for any Interest Period, the rate per annum (rounded upwards, if necessary, to the next higher one hundredth (1/100) of a percentage point) for deposits in Dollars for a three-month period which appears on the Bloomberg Financial Markets Service Page BBAM-1 (or if such page is not available, the Reuters Screen LIBO Page) as of 11:00 a.m. (London, England time) on the date two Business Days before the commencement of such Interest Period (or three Business Days prior to the beginning of the first Interest Period). “Reuters Screen LIBO Page” means the display designated as the “LIBO” page on the Reuters Monitory Money Rates Service (or such other page as may replace the LIBO page on that service or such other service as may be nominated by the British Bankers’ Association as the information vendor for the purpose of displaying British Bankers’ Association Interest Settlement Rates for Dollar deposits).
     “Lien” shall mean, with respect to any Person, any mortgage, lien, pledge, charge, security interest or other encumbrance, or any interest or title of any vendor, lessor, lender or other secured party to or of such Person under any conditional sale or other title retention agreement or Capital Lease, upon or with respect to any property or asset of such Person

(including in the case of stock, stockholder agreements, voting trust agreements and all similar arrangements).
     “Material” shall mean material in relation to the business, operations, affairs, financial condition, assets or properties of the Company and its Restricted Subsidiaries, taken as a whole.
     “Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, affairs, financial condition, assets or properties of the Company and its Restricted Subsidiaries, taken as a whole, (b) the ability of the Company to perform its obligations under this Agreement, the Notes or any Security Document to which it is a party, (c) the ability of the Subsidiary Guarantors to perform their obligations under the Subsidiary Guaranty Agreement or any Security Document to which a Subsidiary Guarantor is a party or (d) the validity or enforceability of this Agreement, the Notes, the Subsidiary Guaranty Agreement or any Security Document.
     “Material Foreign Subsidiary” shall mean each of EI Freight Holdings BV, a Netherlands corporation, EGL Luxembourg, S.a.r.l., a Luxembourg corporation, and any other Foreign Subsidiary whose equity interests are owned directly by the Company or a Domestic Subsidiary and with respect to which such Subsidiary, together with its Subsidiaries, has assets in excess of $25,000,000 (determined as of the last day of the most recent fiscal quarter).
     “Material Subsidiary” shall mean, at any time, any Restricted Subsidiary of the Company which, together with all other Restricted Subsidiaries of such Restricted Subsidiary, accounts for more than (a) 5% of the Consolidated Total Assets or (b) 5% of consolidated gross revenue of the Company and its Restricted Subsidiaries.
     “Memorandum” is defined in Section 5.3.
     “Multi-employer Plan” shall mean any Plan that is a “multiemployer plan” (as such term is defined in Section 4001(a)(3) of ERISA).
     “NAIC” shall mean the National Association of Insurance Commissioners or any successor thereto.
     “NAIC Annual Statement” is defined in Section 6.3(a).
     “Notes” is defined in Section 1.1.
     “Officer’s Certificate” of any Person shall mean a certificate of a Senior Financial Officer or of any other officer of such Person whose responsibilities extend to the subject matter of such certificate.
     “144A Notes” is defined in Section 6.1(a).
     “PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA or any successor thereto.
     “Pension Plan” shall mean a Plan that is subject to Title IV of ERISA.

     “Permitted Acquisition” shall mean any Acquisition that satisfies each of the following requirements:
     (a) both before and after giving effect to such Acquisition, no Default exists or will exist or would result therefrom;
     (b) such Acquisition shall not be opposed by the board of directors or governing body of the Person or assets being acquired;
     (c) neither the Company nor any Subsidiary Guarantor shall, as a result of or in connection with any such Acquisition, assume or incur any direct or contingent liabilities (whether relating to environmental, tax, litigation, or other matters) that could reasonably be expected, as of the date of such acquisition, to result in the existence or occurrence of a Material Adverse Effect;
     (d) if such Acquisition results in (1) a Domestic Restricted Subsidiary, (i) such Subsidiary shall execute a Security Agreement and (ii) 100% of the equity interests of such Restricted Subsidiary shall be pledged to secure the obligations of the Company hereunder and under the Notes and of each Subsidiary Guarantor under the Subsidiary Guaranty Agreement and (iii) the holders of the Notes shall have received board resolutions, officer’s certificates, opinions of counsel and organization documents with respect to such Domestic Restricted Subsidiary as the Required Holders or the Collateral Agent shall reasonably request in connection with such Security Agreement and pledge and (2) a Material Foreign Subsidiary, (i) 65% of such Subsidiary’s equity interests shall be pledged to secure the obligations of the Company hereunder and under the Notes and of each Subsidiary Guarantor under the Subsidiary Guaranty Agreement and (ii) the holders of Notes shall have received board resolutions, officer’s certificates, opinions of counsel and organization documents with respect to such Material Foreign Subsidiary as the Required Holders or the Collateral Agent shall reasonably request with respect to such pledge; and
     (e) the Person or assets subject to such Acquisition is or are (1) in the same or related line of business as that conducted by the Company and its Restricted Subsidiaries on the date of the Closing or (2) in a business that is ancillary and in furtherance of the line of business as that conducted by the Company and its Restricted Subsidiaries on the date of the Closing.
     “Person” shall mean an individual, partnership, corporation, limited liability company, association, trust, unincorporated organization, business entity or Governmental Authority.
     “Plan” shall mean an “employee benefit plan” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA that is or, within the preceding five years, has been established or maintained, or to which contributions are or, within the preceding five years, have been made or required to be made, by the Company or any ERISA Affiliate or with respect to which the Company or any ERISA Affiliate may have any liability.

     “Prepayment Premium” shall mean, in connection with any optional prepayment of the Notes pursuant to Section 8.2 or acceleration of the Notes pursuant to Section 12.1, an amount equal to the applicable percentage of the principal amount of the Notes so prepaid or accelerated as follows:

Period	Applicable Percentage

For the period from the date of Closing until October 12, 2006	1%
Thereafter	0%
     “Priority Debt” shall mean (without duplication), as of the date of any determination thereof, the sum of (a) all unsecured Debt of Restricted Subsidiaries but excluding (1) unsecured Debt owing to the Company or any Restricted Subsidiary, (2) unsecured Debt evidenced by (i) the Subsidiary Guaranty Agreement and (ii) any Guaranty of the Bank Credit Agreement by a Restricted Subsidiary party to the Intercreditor Agreement and (3) unsecured Debt outstanding at the time such Person became a Restricted Subsidiary (other than an Unrestricted Subsidiary which is designated or redesignated as a Restricted Subsidiary pursuant to Section 9.6), provided that such Debt shall have not been incurred in contemplation of such Person becoming a Restricted Subsidiary; and (b) all Debt of the Company and its Restricted Subsidiaries secured by Liens other than Debt secured by Liens permitted by paragraphs (a) through (i), inclusive, and paragraph (k) of Section 10.5.
     “property” or “properties” shall mean, unless otherwise specifically limited, real or personal property of any kind, tangible or intangible, choate or inchoate.
     “Proposed Joint Venture” shall mean the proposed joint venture described in Schedule 10.6.
     “PTE” is defined in Section 6.3(a).
     “Purchaser” or “Purchasers” is defined in the first paragraph of this Agreement.
     “QPAM Exemption” is defined in Section 6.3(d).
     “Qualified Institutional Buyer” shall mean any Person who is a “qualified institutional buyer” within the meaning of such term as set forth in Rule 144A(a)(1) under the Securities Act.
     “Ratable Portion” for any Note shall mean an amount equal to the product of (a) the net proceeds from a Disposition being applied to the payment or prepayment of Debt pursuant to clause (ii) of the second paragraph of Section 10.8 multiplied by (b) a fraction, the numerator of which is the aggregate outstanding principal amount of such Note and the denominator of which is the aggregate outstanding principal amount of all Debt of the Company and its Restricted Subsidiaries other than Subordinated Debt.
     “Related Fund” shall mean, with respect to any holder of any Note, any fund or entity that (a) invests in securities or bank loans and (b) is advised or managed by such holder, the same investment advisor as such holder or by an affiliate of such holder or such investment advisor.
     “Required Holders” shall mean, at any time, the holders of more than 50% in principal amount of the Notes at the time outstanding (exclusive of Notes then owned by the Company or any Affiliate).
     “Responsible Officer” of any Person shall mean any Senior Financial Officer and any other officer of such Person with responsibility for the administration of the relevant portion of this Agreement.
     “Restricted Investment” shall mean any of the following: (a) acquisitions of equipment to be used in the business of the Company or any Restricted Subsidiary so long as the acquisition costs thereof constitute capital expenditures; (b) acquisitions of inventory in the ordinary course of business of the Company or any Restricted Subsidiary; (c) acquisitions of other current assets acquired in the ordinary course of business of the Company or any Restricted Subsidiary; (d) Cash Equivalents; (e) Swap Contracts, provided that (1) obligations with respect to such Swap Contracts are (or were) entered into by such Person in the ordinary course of business for the purpose of directly mitigating risks associated with liabilities, commitments, investments, assets, or property held or reasonably anticipated by such Person, or changes in the value of securities issued by such Person, and not for purposes of speculation or taking a “market view” and (2) such Swap Contracts do not contain any provision exonerating the non-defaulting party from its obligation to make payments on outstanding transactions to the defaulting party; (f) investment in mutual funds substantially all of the assets of which are comprised of securities of the types described in clause (d) preceding; (g) Equity Interest Repurchases; (h) Permitted Acquisitions (provided that the aggregate amount of Acquisition Consideration paid during any fiscal year of the Company shall not exceed the Available Acquisition Amount, unless at the time of such Acquisition the Consolidated Net Debt to EBITDA Ratio, as disclosed in each Officer’s Certificate delivered by the Company pursuant to Section 7.2(a) during such fiscal year (and after giving effect to any proposed Acquisition during such fiscal year on a pro forma basis), is less than 2.00 to 1.00); (i) investments consisting of intercompany loans between the Company and any Subsidiary Guarantor or between two Subsidiary Guarantors or investments in the equity interests of the Company or any Subsidiary Guarantor by the Company or a Subsidiary Guarantor; (j) existing Investments listed on the attached Schedule 5.15, (k) the Proposed Joint Venture and (l) other Investments not listed in clause (a) through clause (k) preceding in an aggregate amount at any time not exceeding $25,000,000.
     “Restricted Payment” shall mean (a) any Dividend, (b) any Equity Interest Repurchase, (c) any payment or prepayment of principal, interest, premium or penalty in respect of any Debt (other than Debt outstanding under the Bank Credit Agreement) or any defeasance, redemption, purchase, repurchase or other acquisition or retirement for value, in whole or in part, of any Debt (other than Debt outstanding under the Bank Credit Agreement) and (d) any voluntary prepayment of principal, interest, premium or penalty in respect of any Debt outstanding under the Bank Credit Agreement or any voluntary defeasance, redemption, purchase, repurchase or other acquisition or retirement for value, in whole or in part, of any Debt outstanding under the Bank Credit Payment.

     “Restricted Subsidiary” shall mean (a) any Subsidiary that is a Subsidiary Guarantor and (b) any other Subsidiary with respect to which (1) at least a majority of the voting equity interests of such Subsidiary are owned by the Company and/or one or more Wholly-Owned Restricted Subsidiaries and (2) the Company has not designated such Subsidiary as an Unrestricted Subsidiary on the date of the Closing or by notice in writing given to the holders of Notes in accordance with the provisions of Section 9.6.
     “Sale of Assets Prepayment Date” is defined in Section 8.6(a).
     “Sale of Assets Prepayment Event” is defined in Section 8.6(a).
     “SEC” shall mean the Securities and Exchange Commission of the United States, or any successor thereto.
     “Securities Act” shall mean the Securities Act of 1933, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “Security Agreement” shall mean a security agreement substantially in the form of the Security Agreement entered into by the Company and Subsidiary Guarantors on the date of the Closing.
     “Security Documents” shall mean that certain Security Agreement dated as of September 30, 2005 by and between the Company, each of the Subsidiary Guarantors party thereto and the Collateral Agent, each other document, instrument and agreement granting or perfecting any Lien to secure, among other things, the Senior Secured Obligations and any other agreement executed, delivered or performable by the Company or any Subsidiary Guarantor as security for, among other things, the Senior Secured Obligations, in each case as the same may be amended, supplemented, replaced, restated or otherwise modified from time to time.
     “Select Carrier Group” is defined in Section 10.8.
     “Senior Financial Officer” of any Person shall mean the chief financial officer, principal accounting officer, treasurer or comptroller of such Person.
     “Senior Secured Obligations” shall have the meaning set forth in the Intercreditor Agreement.
     “Source” is defined in Section 6.3.
     “Subsidiary” shall mean, as to any Person, any other Person in which such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries owns sufficient equity or voting interests to enable it or them (as a group) ordinarily, in the absence of contingencies, to elect a majority of the directors (or Persons performing similar functions) of such second Person, and any partnership or joint venture if more than a 50% interest in the profits or capital thereof is owned by such first Person or one or more of its Subsidiaries or such first Person and one or more of its Subsidiaries (unless such partnership can and does ordinarily take major business actions without the prior approval of such Person or one or more of its

Subsidiaries). Unless the context otherwise clearly requires, any reference to a “Subsidiary” is a reference to a Subsidiary of the Company.
     For the avoidance of doubt, a GAAP Only Consolidated Entity shall not constitute a Subsidiary for purposes of this Agreement.
     “Subordinated Debt” shall mean any Debt that is in any manner subordinated in right of payment or security in any respect to Debt evidenced by the Notes or the Subsidiary Guaranty Agreement.
     “Subsidiary Guarantor” or “Subsidiary Guarantors” is defined in Section 2.2.
     “Subsidiary Guaranty Agreement” is defined in Section 2.2.
     “Successor Entity” is defined in Section 10.9(b)(1).
     “Supplement” is defined in Section 9.9(a).
     “SVO” shall mean the Securities Valuation Office of the NAIC or any successor to such Office.
     “Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.
     “Synthetic Lease” shall mean, at any time, any lease (including leases that may be terminated by the lessee at any time) of any property (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such Person is the lessor.
     “Tender Offer” shall mean the offer by the Company to purchase up to 9,615,000 shares of its common capital stock for a price of not greater than $26 nor less than $22.50 per share, pursuant to the terms of that certain Offer to Purchase, dated August 30, 2005.

     “Unrestricted Subsidiary” shall mean any Subsidiary so designated by the Company on the date of the Closing or by notice in writing given to the holders of Notes in accordance with the provisions of Section 9.6.
     “USA Patriot Act” shall mean United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) Act of 2001, as amended from time to time, and the rules and regulations promulgated thereunder from time to time in effect.
     “Wholly-Owned Restricted Subsidiary” shall mean, at any time, any Restricted Subsidiary 100% of all of the equity interests (except directors’ qualifying shares) and voting interests of which are owned by any one or more of the Company and the Company’s other Wholly-Owned Restricted Subsidiaries at such time.